UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.     )

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☐	Soliciting Material Pursuant § 240.14a-12
FMC TECHNOLOGIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

March 25, 2016

Dear Stockholder:

It is my pleasure to invite you to attend the 2016 Annual Meeting of Stockholders of FMC Technologies, Inc., which will be held at the time and place noted below. References in the accompanying Proxy Statement to the “Annual Meeting” also refer to any adjournments, postponements or changes in location of the Annual Meeting, to the extent applicable.

This year, we are using the “Notice and Access” method of providing proxy materials to stockholders via the Internet. We believe that this process provides stockholders with a convenient and efficient way to access the proxy materials and vote. We will mail to most of our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how (1) to access our 2016 Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2015 and (2) to vote electronically via the Internet. This notice will also contain instructions on how to receive a paper copy of the proxy materials. All stockholders who do not receive a notice will receive a paper copy of the proxy materials by mail or an electronic copy of the proxy materials by email.

TIME AND DATE	Friday, May 6, 2016, at 11:00 a.m. Central Time

PLACE	The Four Seasons Hotel 1300 Lamar Street Houston, Texas 77010

ITEMS OF BUSINESS	1.	Elect 12 directors;

	2.	Ratify the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending December 31, 2016;

	3.	Hold an advisory vote to approve our 2015 executive compensation; and

	4.	Transact any other business that may properly come before the Annual Meeting.

RECORD DATE	March 14, 2016

PROXY VOTING	It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares electronically via the Internet, by telephone or by completing and returning the proxy card or voting instruction card if you requested paper proxy materials. Voting instructions are provided in the Notice of Internet Availability of Proxy Materials, or, if you requested printed materials, the instructions are printed on your proxy card and included in the accompanying Proxy Statement. You can revoke a proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the Proxy Statement.

By order of the Board of Directors,

Dianne B. Ralston
Senior Vice President, General Counsel and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2016 ANNUAL
MEETING OF STOCKHOLDERS TO BE HELD ON MAY 6, 2016

The Notice of Annual Meeting of Stockholders, our Proxy Statement for the Annual Meeting and our Annual Report to Stockholders for the fiscal year ended December 31, 2015 are available at www.proxyvote.com.

2016 PROXY SUMMARY

Along with the Notice of Annual Meeting of Stockholders, we are providing this Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 (the “Proxy Materials”) in connection with FMC Technologies, Inc.’s (“FMC Technologies,” the “Company,” “we,” “us” or “our”) 2016 Annual Meeting of Stockholders. The Notice of Internet Availability of Proxy Materials (the “Notice”) and the Proxy Materials were first made available to stockholders on or about March 25, 2016. If you requested printed versions by mail, your Proxy Materials also include the proxy card or voting instruction form for the Annual Meeting.

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

Meeting Information

•	Time and Date	Friday, May 6, 2016, at 11:00 a.m. Central Time

•	Place	The Four Seasons Hotel
1300 Lamar Street
Houston, Texas 77010

•	Record Date	March 14, 2016

•	Voting	Stockholders as of the close of business on the record date, March 14, 2016, are entitled to vote. Each share of our Common Stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

•	Admission	You are entitled to attend the Annual Meeting only if you are a stockholder as of the close of business on the record date or hold a valid proxy for the meeting. In order to be admitted to the Annual Meeting, you must present proof of ownership of Company stock on the record date. Please refer to the section “General Information about the Annual Meeting—What do I need to attend the Annual Meeting?” for detailed instructions.

Voting Matters and Board Recommendations

Matter		Board of Directors Vote Recommendation	Page Reference
1.	Election of Directors	FOR EACH DIRECTOR NOMINEE	12
2.	Ratification of Appointment of KPMG as Independent Registered Public Accounting Firm for 2016	FOR	66
3.	Advisory Vote to Approve 2015 Executive Compensation	FOR	68

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Election of Directors

We are asking stockholders to elect 12 directors to serve for a one-year term. The following table provides summary information about each director nominee.

Name	Age	Director Since	Occupation	Independent	AC	CC	NGC	Other Public Company Boards
Clarence P. Cazalot, Jr.	65	2013	Retired Chairman, President and Chief Executive Officer of Marathon Oil Corporation	L		X	X	2
Eleazar de Carvalho Filho	58	2010	Founding Partner of Virtus BR Partners Assessoria Corporativa Ltda. and Sinfonia Consultoria Financeira e Participações Ltda.	X	F		X	3
C. Maury Devine	65	2005	Retired President and Managing Director of ExxonMobil Norway, Inc.	X	F		X	3
Claire S. Farley	57	2009	Vice-Chairman of the Energy & Infrastructure business of KKR & Co. L.P.	X	F	X		1
John T. Gremp	64	2011	Chairman and Chief Executive Officer of FMC Technologies, Inc.					1
Thomas M. Hamilton	72	2001	Co-owner of Medora Investments, LLC	X	F	X		1
Peter Mellbye	66	2013	Retired Executive Vice President of Statoil ASA	X		X	X	None
Joseph H. Netherland	69	2001	Retired Chairman, President and Chief Executive Officer of FMC Technologies, Inc.	X				None
Peter Oosterveer	58	2015	Chief Operating Officer of Fluor Corporation	X	F		X	None
Richard A. Pattarozzi	72	2002	Retired Vice President of Shell Oil Company	X		X	X	2
Kay G. Priestly	60	2015	Retired Chief Executive Officer of Turquoise Hill Resources Ltd.	X	F			2
James M. Ringler	70	2001	Non-executive Chairman of Teradata Corporation	X	F	X		4

AC	Audit Committee
CC	Compensation Committee	F	Audit Committee Financial Expert
NGC	Nominating and Governance Committee	L	Lead Independent Director

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Governance Highlights

Our Board of Directors believes that the purpose of corporate governance is to ensure that we maximize stockholder value in a manner that is consistent with our Code of Business Conduct (“Code of Conduct”) and core values vision statement, as well as all applicable legal requirements. The following highlights some key characteristics of our Board and governance practices.

Size of Board after 2016 Annual Meeting	12
Number of Independent Directors after 2016 Annual Meeting	11
Average Age of Directors	65
Number of Board Meetings in 2015	9
Annual Election of Directors	✓
Majority Voting for Directors	✓
Lead Independent Director	✓
Regular Executive Sessions of Independent Directors	✓
All Board Committee Members are Independent Directors	✓
Annual Board and Committee Evaluations	✓
Director Stock Ownership Requirements	✓
Code of Conduct Applicable to Directors	✓
Governance Principles with Director Retirement Policy	✓
Annual Advisory Vote to Approve Executive Compensation	✓
Risk Oversight by Full Board and Committees	✓

Ratification of Independent Registered Public Accounting Firm

As a matter of sound corporate governance, we are asking our stockholders to ratify the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2016. Set forth below is summary information with respect to KPMG’s fees for services provided in 2015 and 2014.

Type of Fees	2015	2014
	(in millions)
Audit Fees	$5.74	$6.15
Audit-Related Fees	0	0.10
Tax Fees	0.08	0.27
Other Fees	0	0
Total	$5.82	$6.52

Advisory Vote to Approve 2015 Executive Compensation

We are asking stockholders to approve on an advisory basis our 2015 named executive officer (“NEO”) compensation. The Board recommends a “FOR” vote because it believes that our executive compensation policies and practices serve us and our stockholders by helping us (1) reward executives for financial and operational achievements that align with stockholder interests and enhance stockholder long-term value and (2) attract, motivate and retain an exceptionally talented team of executives who deliver superior operational performance and provide leadership for delivering technological innovation in a dynamic and competitive market.

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Components of Compensation

In order to attract and retain the needed level of executive talent for our Company, compensation for our NEOs consists of three primary elements designed to reward performance and service: base pay, annual non-equity incentive awards and long-term equity awards. We allocate these elements between short-term and long-term compensation. Additionally, our compensation program is designed to ensure that the majority of our executives’ pay is “at risk,” meaning there is no guarantee that such “at risk” compensation values on the date of grant will be realized. This “at risk” feature demonstrates management’s focus on performance-based compensation and alignment with our stockholders’ interests.

Component	Objectives	Key Features	At Risk
Base Pay	Reflects executive’s responsibilities, job characteristics and scope, performance, experience and skill set	Reviewed annually and subject to adjustment based on individual performance, experience, business conditions, market factors and comparable market data from our peer group	No
Annual Non-Equity Incentive

Focuses executives on performance factors important to achieve predetermined financial and operational goals

Aligns executive compensation closely with Company performance and maximizing stockholder value

75% of award is based on business performance measured through three equally-weighted elements: Working Capital Efficiency, EBIT Growth and EBIT Percentage of Sales

25% of award is based on individual performance against established objectives

Yes, pays out only based on achievement of predetermined financial and operational goals
Performance-Based Restricted Stock Units (“RSUs”) (⅔)

Incentivizes executive contributions to Company performance

Retains executives in a competitive energy market

Provides strong incentive to outperform industry peers in the PHLX Oil Service Sector Index (“OSX”)

		Earned based on achieving targets for Company EBITDA Growth, Return on Investment (“ROI”) and Total Stockholder Return (“TSR”) relative to our OSX peers 3-year “cliff” vesting requirement	Yes, pays out based on achievement of Company performance targets vs. OSX Must remain employed with the Company for 3 years for RSUs to vest
Time-Based RSUs (⅓)	Correlates executive’s award to long-term increases in stockholder value Retains executives in a competitive energy market	Value based on changes in stockholder value 3-year “cliff” vesting requirement	Yes, value from grant date increases or decreases based on share price Must remain employed with the Company for 3 years for RSUs to vest

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Other Key Compensation Features

Executive stock ownership and retention requirements	✓
“Clawback” policy that permits recoupment of an executive officer’s equity compensation upon the occurrence of certain events	✓
Stock trading policy that prohibits executives from hedging, pledging and short-selling our Common Stock	✓
Limits on maximum incentive plan payouts consistent with peer company practices	✓
No employment agreements	✓
No tax gross-ups for executive officers	✓

2015 Compensation Decisions

The oil and gas industry endured a difficult year in 2015 as an unprecedented combination of market forces and events drove oil prices to their lowest levels in decades. We responded by moving aggressively to help customers improve project economics, developing innovative technologies and approaches, and demonstrating our commitment to invest in their success throughout the life of the field. These steps, combined with a large backlog in our Subsea Technologies business, continued gains in execution, and significant cost reductions, supported our financial results in a difficult environment.

Our performance reflected a plunge in crude oil prices that surpassed all predictions. In 2015, our revenue was $6.4 billion, a 20% decline from the prior year. Net income attributable to our stockholders was $393.1 million in 2015, a decrease of 44% from the prior year. Our total stockholder returns over the prior 1-year, 3-year and 5-year periods were -38.1%, -32.3% and -34.8%, respectively. Consistent with our compensation philosophy of linking executive pay to Company performance, as Company performance fell below target results, our NEOs’ annual non-equity incentive bonus also declined. In February 2016, a below target payment was approved for annual non-equity incentive bonuses related to our 2015 performance. Our NEOs’ average annual non-equity incentive bonus was paid at 59% of target, declining by an average of 64% from 2014. However, above target payouts for performance-based awards for EBITDA Growth and ROI were approved by our Compensation Committee in February 2016 based on our performance when compared to that of our OSX peers.

2017 Annual Meeting

In general, the deadline for stockholder proposals to be included in the proxy statement and form of proxy pursuant to Rule 14a-8 for our 2017 Annual Meeting of Stockholders is December 7, 2016.

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GENERAL INFORMATION ABOUT THE ANNUAL MEETING

What is the location of the 2016 Annual Meeting?

The Annual Meeting will be held at The Four Seasons Hotel, 1300 Lamar Street in Houston, Texas 77010, on Friday, May 6, 2016, at 11:00 a.m. Central Time or at such other time and place to which the Annual Meeting may be adjourned or postponed.

Who is soliciting my vote?

The Board of Directors of FMC Technologies (the “Board”) is soliciting your vote at the 2016 Annual Meeting of Stockholders.

What is the purpose of the Annual Meeting?

You will be voting on the following items of business:

(1)	the election of 12 directors (Proposal 1);

(2)	the ratification of the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2016 (Proposal 2); and

(3)	an advisory vote to approve our 2015 executive compensation (Proposal 3).

If any other business properly comes before the meeting, you will be voting on those items as well.

How does the Board recommend that I vote my shares?

The Board recommends that you vote your shares as follows:

(1)	FOR the election of each of the nominees for director to serve for one-year terms (Proposal 1);

(2)	FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2016 (Proposal 2); and

(3)	FOR the approval of our 2015 executive compensation (Proposal 3).

Our Board does not know of any other matters that are to be presented for action at the Annual Meeting. However, if any other matters are properly presented, the persons named as proxies will vote or refrain from voting on any matter in accordance with their best judgment.

How will I receive Proxy Materials?

This year, we are using the “Notice and Access” method of providing Proxy Materials to stockholders via the Internet. With “Notice and Access,” we are permitted to furnish Proxy Materials to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Accordingly, you will receive our Proxy Materials in one of the following ways:

•	Notice and Access: Most stockholders will not receive printed copies of the Proxy Materials unless they request them. Instead, the Notice, which was mailed to most of our stockholders beginning on or about March 25, 2016, will instruct you on how to access and review all of the Proxy Materials on the Internet. The Notice also instructs you on how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our Proxy Materials, you should follow the instructions for requesting such materials in the Notice. Any request to

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receive Proxy Materials by mail or email will remain in effect until you revoke it. All stockholders who do not receive a Notice will receive a paper copy of the Proxy Materials by mail or an electronic copy of the Proxy Materials by email (see below).

•	Email Access to Proxy Materials: Stockholders who previously elected to receive notice of access to Proxy Materials via email will not receive the Notice in the mail. You should have received an email with links to the Proxy Materials and online proxy voting.

•	Paper Copy of Proxy Materials with Proxy Card: Stockholders who previously requested paper copies of the Proxy Materials will not receive the Notice. Instead, you will continue to receive a paper copy of the Proxy Materials until you request a change. You can eliminate all such paper mailings in the future by electing to receive an email that will provide Internet links to these documents. Opting to receive all future Proxy Materials online will save us the cost of producing and mailing documents to your home or business and help us conserve natural resources. To request electronic delivery, please follow the instructions on your proxy card or voting instruction card.

These documents will also be made available at the Annual Reports section of our website www.fmctechnologies.com under the heading “Investors > Financial Information > SEC Filings,” as well as at www.proxyvote.com.

Who can vote?

You can vote at the Annual Meeting if you were a holder of our Common Stock as of 5:00 p.m. Eastern Time on March 14, 2016, our record date. You will have one vote for each share of Common Stock you owned at the close of business on the record date, provided those shares were either held directly in your name as the stockholder of record or were held for you as the beneficial owner through a broker, bank or other nominee. As of March 14, 2016, we had 226,825,347 shares of Common Stock outstanding and entitled to vote.

Who can attend the Annual Meeting?

Only stockholders as of the record date, and any stockholder’s spouse or duly appointed proxy, may attend. No guests will be allowed to attend the Annual Meeting.

What do I need to attend the Annual Meeting?

The Annual Meeting will be held at The Four Seasons Hotel, 1300 Lamar Street in Houston, Texas 77010. Admission to the Annual Meeting will begin at 10:00 a.m., Central Time on Friday, May 6, 2016.

In order to be admitted to the Annual Meeting, you should:

•	Arrive shortly after 10:00 a.m., Central Time, to ensure that you are seated by the commencement of the Annual Meeting at 11:00 a.m., Central Time;

•	Be prepared to comply with security requirements, which may include security guards searching all bags, among other security measures;

•	Leave your camera at home because cameras, transmission, broadcasting and other recording devices, including certain smart phones, may not be permitted in the meeting room; and

•	Bring photo identification, such as a driver’s license, and proof of ownership of Company Common Stock on the record date, March 14, 2016. Proof of ownership may be the Notice, a brokerage statement or letter from a bank or broker indicating ownership on March 14, 2016, a proxy card, a legal proxy or voting instruction card provided by your broker, bank or nominee.

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Any holder of a proxy from a stockholder must present a properly executed legal proxy and a copy of the proof of ownership.

IF YOU DO NOT PROVIDE VALID PHOTO IDENTIFICATION AND COMPLY WITH THE OTHER PROCEDURES OUTLINED ABOVE FOR ATTENDING THE ANNUAL MEETING IN PERSON, WE WILL BE UNABLE TO ADMIT YOU TO ATTEND THE ANNUAL MEETING IN PERSON.

What is the difference between a record holder and a holder of shares in street name?

Most of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially in street name.

•	Stockholders of Record. If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, you are considered the stockholder of record with respect to those shares, and the Notice or Proxy Materials are being sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to us, to vote electronically or to vote in person at the Annual Meeting. If you have requested printed Proxy Materials, we have enclosed a proxy card for you to use.

•	Beneficial Owners. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and the Notice or these Proxy Materials are being forwarded to you by your broker, bank or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting, unless you request, complete and deliver a legal proxy from your broker, bank or nominee. If you requested printed Proxy Materials, your broker, bank or nominee has enclosed a voting instruction card for you to use in directing the broker, bank or nominee regarding how to vote your shares.

How do I vote?

Your vote is important. You may vote on the Internet, by telephone, by mail or by attending the Annual Meeting and voting by ballot, all as described below. The Internet and telephone voting procedures are designed to authenticate stockholders by use of a control number and to allow you to confirm that your instructions have been properly recorded. If you vote by telephone or on the Internet, you do not need to return your proxy card or voting instruction card. Telephone and Internet voting facilities are available now and will be available 24 hours a day until 11:59 p.m., Eastern Time, on May 5, 2016.

By Internet

If you are a stockholder of record, you may vote by going to www.proxyvote.com, which is available 24 hours a day, and following the instructions in the Notice. If you requested printed Proxy Materials, you may follow the instructions provided with your Proxy Materials and on your proxy card. If your shares are held with a broker, you will need to go to the website provided on your Notice or voting instruction card. Have your Notice, proxy card or voting instruction card available when you access the voting website.

By Telephone

If you are a stockholder of record, you may also vote by telephone by calling, toll-free, 1-800-690-6903, which is available 24 hours a day, and following the pre-recorded instructions. If your shares are held with a broker, you can vote by telephone by dialing the number specified on your voting instruction card. Have your Notice, proxy card or voting instruction card available when you call.

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By Mail

If you requested printed Proxy Materials, you may choose to vote by mail, by marking your proxy card or voting instruction card, dating and signing it, and returning it in the postage-paid envelope provided. If you vote by mail, your proxy card must be received by May 5, 2016. Please allow sufficient time for mailing if you decide to vote by mail. Please note that if you choose to vote on the Internet or by telephone, you do not need to return your proxy card.

In Person

The method or timing of your vote will not limit your right to vote at the Annual Meeting if you attend the Annual Meeting and vote in person. However, if your shares are held in the name of a bank, broker or other nominee, you must obtain a legal proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting. You should allow yourself enough time prior to the Annual Meeting to obtain this proxy from the holder of record.

The shares voted electronically, telephonically, or represented by the proxy cards received, properly marked, dated, signed and not revoked, will be voted at the Annual Meeting.

How do I vote my 401(k) shares?

If you participate in the FMC Technologies, Inc. Savings and Investment Plan and invest in the FMC Technologies, Inc. Stock Fund, you may vote the number of shares equivalent to your interest in the FMC Technologies, Inc. Stock Fund as credited to your account on the record date. You will receive instructions on how to vote your shares via e-mail from Broadridge Investor Communication Services (“Broadridge”), our proxy distributor.

Can I revoke a proxy after I submit it?

Yes. If you are a stockholder of record, you may revoke your proxy at any time before it is exercised by:

•	sending a written notice revoking your proxy to our Corporate Secretary at our principal executive offices at 5875 N. Sam Houston Parkway W., Houston, Texas 77086, by May 5, 2016;

•	delivering a properly executed, later-dated proxy by May 5, 2016;

•	voting again through the Internet or by telephone in accordance with the instructions provided to you for voting your shares by May 5, 2016; or

•	attending the Annual Meeting and voting in person.

If you are a street name stockholder, you may change your vote by submitting new voting instructions to your broker, bank, trust or other holder of record in accordance with that entity’s procedures.

How many votes must be present to hold the Annual Meeting?

Your shares are counted as present at the Annual Meeting if you attend the Annual Meeting and vote in person or if you properly return a proxy by Internet, telephone or mail. A quorum of stockholders is necessary to transact business at the Annual Meeting. A quorum exists if the holders of a majority of our outstanding shares entitled to vote as of March 14, 2016 are present in person or by proxy at the Annual Meeting, including proxies on which abstentions (withholding authority to vote) are indicated. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the Annual Meeting.

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If less than a quorum is represented at the Annual Meeting, the presiding officer of the meeting or persons representing a majority of the shares represented may move to adjourn the meeting. In the event a quorum is present at the Annual Meeting but sufficient votes to approve any of the items proposed by our Board have not been received, the presiding officer of the meeting or the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitation of proxies. A stockholder vote may be taken on one or more of the proposals in this Proxy Statement prior to such adjournment if sufficient proxies have been received and it is otherwise appropriate.

What if I don’t give specific voting instructions?

Stockholders of Record. If you are a stockholder of record and you indicate when voting by Internet or by telephone that you wish to vote as recommended by our Board of Directors, or you return a signed proxy card but do not indicate how you wish to vote, then your shares will be voted:

•	In accordance with the recommendations of the Board on all matters presented in this Proxy Statement; and

•	As the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at the Annual Meeting.

If you indicate a choice with respect to any matter to be acted upon on your proxy card, the shares will be voted in accordance with your instructions on such matter.

Beneficial Owners. If you are a beneficial owner and hold your shares in street name and do not provide the organization that holds your shares with voting instructions, one of two things can happen, depending upon whether a proposal is “routine.” Under the New York Stock Exchange’s (the “NYSE”) rules, brokers have discretion to cast votes on routine matters, such as the ratification of the appointment of KPMG as our independent registered public accounting firm for 2016, without receiving voting instructions from their clients. Brokers are not permitted, however, to cast votes on “non-routine” matters without such voting instructions.

The election of directors and the proposal on executive compensation are considered “non-routine” matters, so if you are a beneficial owner, your broker, bank, trust or other holder of record is not permitted to vote your shares on these matters if the broker does not receive voting instructions from you. Accordingly, the broker may return the proxy card without voting on these proposals, and this is known as a “broker non-vote.” The ratification of auditors is considered a “routine” matter, so if you are a beneficial owner, your broker, bank, trust or other holder of record is permitted to vote your shares on the ratification of auditors even if the broker does not receive voting instructions from you.

In summary, if you hold your shares in street name, your broker, bank, trust or other holder of record will not have discretionary authority to vote your shares for Proposals 1 and 3 if you do not provide instructions. As such, we strongly encourage you to exercise your right to vote as a stockholder.

How many votes are needed to approve the proposals?

Election of Directors (Proposal 1)

With respect to the election of our directors, you may (a) vote FOR, (b) vote AGAINST or (c) ABSTAIN from voting as to one or more director nominees. Our Amended and Restated By-Laws (the “By-Laws”) provide that nominees for director are elected by a majority of the votes cast, which means that a nominee is elected only if the votes cast FOR his/her election exceed the votes cast AGAINST his/her election. A vote to ABSTAIN is not considered a vote FOR or AGAINST and thus will have no effect on the outcome of the vote. Broker non-votes are not entitled to vote on this matter, and therefore, will not be counted as votes cast on this matter. You may not cumulate your votes in the election of our directors. An incumbent director who fails to receive a majority of FOR votes will be required to tender his or her resignation to our Board for consideration. The Nominating and Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken.

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Ratification of the Appointment of KPMG as Our Independent Registered Public Accounting Firm for 2016 (Proposal 2)

With respect to the ratification of the appointment of KPMG as our independent registered public accounting firm for 2016, you may (a) vote FOR, (b) vote AGAINST or (c) ABSTAIN from voting. A majority of the shares of Common Stock present in person or represented by proxy at our Annual Meeting and entitled to vote must be voted FOR ratification in order for Proposal 2 to pass. Votes cast FOR, AGAINST and ABSTENTIONS with respect to this matter will be counted as shares entitled to vote. A vote to ABSTAIN will have the effect of a vote AGAINST the approval of this proposal. The ratification of auditors is considered a “routine” matter, so if you are a beneficial owner, your broker, bank, trust or other holder of record is permitted to vote your shares on the ratification of auditors even if the broker does not receive voting instructions from you.

Advisory Vote to Approve Our 2015 Executive Compensation (Proposal 3)

With respect to the advisory vote to approve our 2015 executive compensation, you may (a) vote FOR, (b) vote AGAINST or (c) ABSTAIN from voting. A majority of the shares of Common Stock present in person or represented by proxy at our Annual Meeting and entitled to vote must be voted FOR approval in order for Proposal 3 to pass. Votes cast FOR, AGAINST and ABSTENTIONS with respect to this matter will be counted as shares entitled to vote. A vote to ABSTAIN will have the effect of a vote AGAINST the approval of this proposal. Broker non-votes are not entitled to vote on this matter, and therefore, will not be counted as votes cast on this matter. While this vote is required by law, it will neither be binding on the Company or our Board, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, the Company or our Board. However, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders and will continue to consider the outcome of the vote when making future executive compensation decisions.

Could other matters be decided at the Annual Meeting?

At the date this Proxy Statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement. No matters were brought to the attention of our Corporate Secretary in accordance with the required procedures listed in our By-Laws or under Rule 14a-8 and explained in our 2015 Proxy Statement under the section “Proposals for the 2016 Annual Meeting of Stockholders.” If any other matters arise, the named proxies will vote in accordance with their best judgment.

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ELECTION OF DIRECTORS (PROPOSAL 1)

The Board has authority under our By-Laws to fill vacancies and to increase or, upon the occurrence of a vacancy, decrease the Board’s size between annual stockholder meetings. The size of our Board of Directors is currently at 13. Mike R. Bowlin, a member of our Board, has decided to retire from our Board effective immediately prior to our 2016 Annual Meeting, and, as a result, will not stand for re-election at such meeting. Accordingly, the size of our Board of Directors will be reduced to 12 directors immediately prior to the 2016 Annual Meeting.

Listed below are the 12 nominees for election as a director, each of whom currently serves on the Board. At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the 12 nominees named in this Proxy Statement. Each of the directors listed below has consented to serving as a nominee, being named in this Proxy Statement, and serving on the Board if elected. Each director elected at the Annual Meeting will serve for a one-year term expiring at the 2017 Annual Meeting of Stockholders or until his or her successor is elected and qualified or until his or her earlier death, retirement, resignation or removal.

The Board comprises a diverse group of leaders in their respective fields. All of our directors have had senior leadership experience at major domestic and/or international companies. In these positions, they have gained significant and diverse management experience, including strategic and financial planning, public company financial reporting, compliance, risk management and leadership development. All of our directors also have experience serving as executive officers or on boards of directors and board committees of other public and private companies and have an understanding of corporate governance practices and trends. Many of our directors also have experience as directors or trustees of significant academic, non-profit and philanthropic institutions and bring unique perspectives to the Board.

The Board and its Nominating and Corporate Governance Committee believe the skills, experience, perspective and diversity of the directors provide the Company with business acumen and a diverse range of perspectives to engage each other and management to address effectively the Company’s evolving needs and represent the best interests of the Company’s stockholders. The biographies below describe the skills, qualities and experience of the nominees that led the Board and the Nominating and Governance Committee to determine that it is appropriate to nominate these directors.

What does the Board recommend?

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE  FOLLOWING DIRECTOR NOMINEES: CLARENCE P. CAZALOT, JR., ELEAZAR DE CARVALHO FILHO, C. MAURY DEVINE, CLAIRE S. FARLEY, JOHN T. GREMP, THOMAS M. HAMILTON, PETER MELLBYE, JOSEPH H. NETHERLAND, PETER OOSTERVEER, RICHARD A. PATTAROZZI, KAY G. PRIESTLY AND JAMES M. RINGLER.

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Director Nominees

Clarence P. Cazalot, Jr.
Independent Lead Director
Age: 65
Director Since: 2013
(Independent)

Our Committees:		Other Public Directorships:
•	Compensation	•	Baker Hughes, Inc.
•	Nominating and Governance	•	Spectra Energy Corp.

Former Public Directorships Held During the Past Five Years:
•	Marathon Oil Corporation (retired 2013)

Professional Experience: Mr. Cazalot is the retired Chairman, President and Chief Executive Officer of Marathon Oil Corporation, an international energy company, formerly known as USX Corporation. He served as Chairman of Marathon Oil Corporation from July 2011 to December 2013 and as President and Chief Executive Officer from 2002 to July 2013. He served as President of Marathon Oil Company from 2000 to 2001. From 1972 to 2000, Mr. Cazalot served in the following executive positions at Texaco: President of Worldwide Production Operations of Texaco Inc. from 1999 to 2000; President of International Production and Chairman of London-based Texaco Ltd. from 1998 to 1999; President of International Marketing and Manufacturing from 1997 to 1998; President of Texaco Exploration and Production Inc. from 1994 to 1996; and Vice President of Texaco Inc. and President of Texaco’s Latin America/West Africa Division from 1992 to 1994. In addition to his public directorships, Mr. Cazalot serves on the Advisory Board of the James A. Baker III Institute for Public Policy at Rice University, the Board of the Memorial Hermann Healthcare System, the Board of Visitors of The University of Texas M.D. Anderson Cancer Center and the Board of the LSU Foundation.

Why this Director is an Asset to Our Board: Mr. Cazalot brings to our Board his (1) independence; (2) experience as a chief executive officer of an international energy company; (3) financial expertise; (4) thorough understanding of different cultural, political and regulatory requirements through his international experience in countries where we have a significant presence; (5) prior and current experience as a board member of public companies with international operations and (6) contribution to the Board in a way that enhances perspective through diversity in geographic origin and experience.

Eleazar de Carvalho Filho
Age: 58
Director Since: 2010
(Independent)

Our Committees:		Other Public Directorships:
•	Audit	•	Brookfield Renewable
•	Nominating and Governance		Energy Partners L.P.
		•	Companhia Brasileira
de Distribuicão—Grupo
Pão de Acúcar
		•	Cnova N.V.

Former Public Directorships Held During the Past Five Years:
None

Professional Experience: Mr. de Carvalho Filho has been a Founding Partner of Virtus BR Partners Assessoria Corporativa Ltda. since May 2009, and is also a Founding Partner of Sinfonia Consultoria Financeira e Participações Ltda. since August 2012, which are financial advisory and consulting firms. He served as Chief Executive Officer and Managing Partner of Unibanco Investment Bank, a Brazilian investment bank, from April 2008 to March 2009. Mr. de Carvalho Filho was a Consultant for BHP Billiton Metais S.A., a global natural resources company, from 2006 to 2011. He was a Founding Partner of Iposeira Capital Ltda., established in 2003, as well as STK Capital Gestora de Recursos Ltda., established in 2010, which are independent advisory and asset management companies. In addition to his public directorships, Mr. de Carvalho Filho also serves as Chairman of the Board of Trustees of the Brazilian Symphony Orchestra Foundation.

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Why this Director is an Asset to Our Board: Mr. de Carvalho Filho brings to our Board his (1) independence; (2) experience as a chief executive officer and founding/managing partner of international investment organizations; (3) financial expertise; (4) thorough understanding of different cultural, political and regulatory requirements through his international experience in countries where we have a significant presence; (5) prior and current experience as a board member of public and private companies with international operations and (6) contribution to the Board in a way that enhances perspective through diversity in geographic origin and experience.

C. Maury Devine
Age: 65
Director Since: 2005
(Independent)

Our Committees:		Other Public Directorships:
•	Audit (Chair)	•	John Bean Technologies
•	Nominating and Governance		Corporation
		•	Technip S.A.
		•	Valeo S.A.

Former Public Directorships Held During the Past Five Years:
None

Professional Experience: Ms. Devine served as President and Managing Director of ExxonMobil Corporation’s Norwegian affiliate, ExxonMobil Norway, Inc., from 1996 to 2000. Prior to the merger of ExxonMobil, she served as Corporate Secretary of Mobil Corporation from 1994 to 1996. From 1990 to 1994, Ms. Devine managed Mobil’s international government relations. Prior to joining Mobil, Ms. Devine served 15 years in the United States government in positions at the White House, the American Embassy in Paris, France, and the U.S. Department of Justice. In addition, from 2000 to 2003, Ms. Devine was a Fellow at Harvard University’s Belfer Center for Science and International Affairs. In addition to her public directorships, Ms. Devine is also a member of the Council on Foreign Relations and a member of the Board of Directors of the Washington School for Girls and Georgetown Visitation Preparatory School.

Why this Director is an Asset to Our Board: Ms. Devine brings to our Board her (1) independence; (2) financial expertise; (3) extensive corporate governance experience as corporate secretary of a major U.S. public company, the vice chairman of a major Norwegian energy company and prior and current experience as a member of the boards of both public companies and private organizations; (4) international and U.S. governmental experience in various positions at the White House, the American Embassy in Paris, France, and the U.S. Department of Justice and as the manager of a major U.S. public company’s international government relations; (5) academic experience as a Fellow at Harvard University’s Belfer Center and (6) contribution to the Board in a way that enhances perspective through diversity of experience.

Claire S. Farley
Age: 57
Director Since: 2009
(Independent)

Our Committees:		Other Public Directorships:
•	Audit	•	LyondellBasell Industries
•	Compensation		B.V.

Former Public Directorships Held During the Past Five Years:
•	Encana Corporation (retired 2014)

Professional Experience: Ms. Farley has been a Vice-Chairman in the Energy & Infrastructure business of KKR & Co. L.P., a global investment firm (“KKR”) since January 2016. She began her affiliation with KKR in September 2010 as a co-founder of RPM Energy, LLC, a privately-owned oil and gas exploration and development company, which partnered with KKR. Prior to founding RPM Energy, Ms. Farley was an Advisory Director at Jefferies Randall & Dewey, a global oil and gas industry advisor, and was Co-President of Jefferies Randall & Dewey from February 2005 to July 2008. Prior to that, Ms. Farley served as Chief Executive Officer of Randall & Dewey, an oil and gas asset transaction advisory firm, from September 2002 until February 2005, when Randall and Dewey became the Oil and Gas Investment Banking Group of

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Jefferies & Company. Ms. Farley has extensive oil and gas exploration expertise, holding several positions within Texaco from 1981 to 1999, including President of Worldwide Exploration and New Ventures, President of North American Production and Chief Executive Officer of Hydro-Texaco, Inc. Ms. Farley also served as Chief Executive Officer of Intelligent Diagnostics Corporation from October 1999 to January 2001 and Trade-Ranger Inc. from January 2001 to May 2002. In addition to her public directorships, Ms. Farley is also a board member of Samson Resources, a private company, and a Trustee of the Houston Ballet Foundation.

Why this Director is an Asset to Our Board: Ms. Farley brings to our Board her (1) independence; (2) experience as a chief executive officer of several major organizations; (3) extensive oil and gas exploration and production experience; (4) financial expertise; (5) prior and current experience as a board member of public companies with international operations and (6) contribution to the Board in a way that enhances perspective through diversity of experience.

John T. Gremp
Age: 64
Director Since: 2011

Our Committees:	Other Public Directorships:
None	•	Joy Global Inc.

Former Public Directorships Held During the Past Five Years:
None

Professional Experience: Mr. Gremp serves as our Chairman of the Board and Chief Executive Officer (our “CEO”). Mr. Gremp has served as our CEO since March 2011 and Chairman of the Board since November 2011. He served as our President and Chief Operating Officer from April 2010 to February 2011 and retained his role as President from March 2011 to July 2012. He again assumed the role of President from December 2013 to May 2015. Mr. Gremp served as our Executive Vice President—Energy Systems from January 2007 to March 2010 and as our Vice President—Energy Production Systems from March 2004 to December 2006. Mr. Gremp has held other leadership positions within our Company, including as General Manager of Energy Production Systems, General Manager of the Fluid Control Division and General Manager of the Asia Pacific and Middle East region. He also has held various plant, operations and regional manager positions since joining our Company as a Financial Analyst in 1975. In addition to his public directorships, Mr. Gremp also serves on the Boards of Directors of the American Petroleum Institute and the Offshore Technology Conference. He is a member of the Board of Trustees of the United Way of Greater Houston and a member of the National Petroleum Council.

Why this Director is an Asset to Our Board: Mr. Gremp brings to our Board his (1) experience as our Chairman, President and CEO; (2) experience in leading each of our major business operations; (3) extensive knowledge of our strategy, markets, competitors, financial and operational issues and regulatory concerns; (4) thorough understanding of industry regulations and public policy related to workplace health, safety, environment and social responsibility and a demonstrated commitment to our health, safety, environment and social responsibility; (5) demonstrated ability to continually create vision and alignment for our Company while achieving significant growth; (6) thorough understanding of different cultural, political and regulatory requirements through his international experience in countries where we have a significant presence and (7) extensive oil service industry experience.

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Thomas M. Hamilton
Age: 72
Director Since: 2001
(Independent)

Our Committees:		Other Public Directorships:
•	Audit	•	Methanex Corporation
•	Compensation (Chair)

Former Public Directorships Held During the Past Five Years:
•	HCC Insurance Holdings, Inc. (retired 2015)
•	Hercules Offshore, Inc. (retired 2015)

Professional Experience: Mr. Hamilton has been a co-owner and director of Medora Investments, LLC, a private investment firm, since April 2003. Mr. Hamilton served as the Chairman, President and Chief Executive Officer of EEX Corporation, an oil and gas exploration company, from January 1997 until his retirement in November 2002. From 1992 to 1997, Mr. Hamilton served as Executive Vice President of Pennzoil Company and as President of Pennzoil Exploration and Production Company. Mr. Hamilton was a director of BP Exploration, where he served as Chief Executive Officer of the Frontier and International Operating Company of BP Exploration from 1989 to 1991 and as the General Manager for East Asia/ Australia/Latin America from 1988 to 1989. From 1985 to 1988, he held the position of Senior Vice President of Exploration at Standard Oil Company, prior to its merger with BP. Mr. Hamilton serves as a Trustee on The Harris Center for Mental Health and Intellectual and Developmental Disabilities.

Why this Director is an Asset to Our Board: Mr. Hamilton brings to our Board his (1) independence; (2) financial expertise; (3) experience as a chief executive officer and senior officer of major organizations with international operations in the oil and gas industry; (4) prior and current experience as a board member of public companies with international operations and (5) thorough understanding of different cultural, political and regulatory requirements through his international experience in countries where we have a significant presence.

Peter Mellbye
Age: 66
Director Since: 2013
(Independent)

Our Committees:		Other Public Directorships:
•	Compensation	None
•	Nominating and Governance

Former Public Directorships Held During the Past Five Years:
•	North Energy ASA (retired 2014)

Professional Experience: Mr. Mellbye served as Executive Vice President, Development & Production, International, of Statoil ASA, an international oil and gas company, from January 2011 until his retirement in September 2012. He was Executive Vice President, Production & International Exploration of Statoil from August 2004 to January 2011. From 1992 to 2004, Mr. Mellbye was Statoil’s Executive Vice President, Natural Gas, and from 1990 to 1992, he served as Senior Vice President, Natural Gas. He joined Statoil in 1982 as Vice President, Gas Marketing, a position he held until 1990. Mr. Mellbye worked in the Norwegian Ministry of Trade and Industry from 1975 to 1979 before joining the Norwegian Trade Council, where he worked from 1979 to 1982. In addition to serving on our Board, Mr. Mellbye also serves as a director of the following non-public companies: Competentia, Half Wave AS, Qinterra Technologies (previously known as Oz, or Aker Well Service AS), Resoptima AS and Wellesley Petroleum AS.

Why this Director is an Asset to Our Board: Mr. Mellbye brings to our Board his (1) independence; (2) experience as a senior officer of a major oil and gas company with international operations; (3) prior and current experience as a board member of public and private companies with international operations; (4) thorough understanding of different cultural, political and regulatory requirements through his international experience in countries where we have a significant presence; and (5) contribution to the Board in a way that enhances perspective through diversity in geographic origin and experience.

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Joseph H. Netherland
Age: 69
Director Since: 2001
(Independent)

Our Committees:	Other Public Directorships:
None	None

Former Public Directorships Held During the Past Five Years:
•	Newfield Exploration Company (retired 2014)
•	Spectra Energy Corp. (retired 2013)
•	Tidewater Inc. (retired 2013)

Professional Experience: Mr. Netherland served as our Chairman of the Board from December 2001 until his retirement in October 2008. Mr. Netherland also served as our Chief Executive Officer from 2001 to March 2007 and as President from 2001 to February 2006. Previously, Mr. Netherland served as a director of FMC Corporation from 1998 to 2001 and as Executive Vice President of FMC Corporation from 1998 until his appointment as its President in 2000. Mr. Netherland was the General Manager of FMC Corporation’s Energy and Transportation Group from 1992 to 2001. Mr. Netherland became General Manager of FMC Corporation’s former Petroleum Equipment Group and General Manager of its former Specialized Machinery Group in 1985 and 1989, respectively. In addition to serving on our Board, Mr. Netherland is a director of the Petroleum Equipment & Services Association.

Why this Director is an Asset to Our Board: Mr. Netherland brings to our Board his (1) experience as our prior Chairman, Chief Executive Officer and President and resulting extensive knowledge of our strategy, markets, competitors, financial and operational issues and regulatory concerns; (2) understanding of issues related to workplace health, safety, environment and social responsibility; (3) thorough understanding of different cultural, political and regulatory requirements through his international experience in countries where we have a significant presence; (4) extensive oil and gas experience, including skills gained as a board member of multinational corporations in the oil and gas industry and (5) prior experience as a board member of major U.S. organizations with international operations.

Peter Oosterveer
Age: 58
Director Since: 2015
(Independent)

Our Committees:		Other Public Directorships:
•	Audit Committee	None
•	Nominating and Governance

Former Public Directorships Held During the Past Five Years:
None

Professional Experience: Mr. Oosterveer has served as Chief Operating Officer of Fluor Corporation, a global engineering construction company, since February 2014. Prior to serving as Chief Operating Officer, Mr. Oosterveer served in various executive capacities at Fluor Corporation, including President, Energy and Chemicals from March 2009 to January 2014; Senior Vice President, Business Line Lead – Chemicals from February 2007 to February 2009; as Vice President, Business Line Lead – Chemicals from September 2005 to January 2007; and as Vice President, Operations from October 2002 to August 2005.

Why this Director is an Asset to Our Board: Mr. Oosterveer brings to our Board his (1) independence; (2) experience as an executive officer of a major organization with international operations in the oil and gas industry; (3) engineering and project management expertise in the chemical and energy industries and (4) thorough understanding of different cultural, political and regulatory requirements through his extensive oil and gas experience.

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Richard A. Pattarozzi
Age: 72
Director Since: 2002
(Independent)

Our Committees:		Other Public Directorships:
•	Compensation	•	Stone Energy Corporation
•	Nominating and Governance (Chair)	•	Tidewater Inc.

Former Public Directorships Held During the Past Five Years:
•	Global Industries, Ltd. (retired 2011)

Professional Experience: Mr. Pattarozzi served as Vice President of Shell Oil Company from March 1999 until his retirement in January 2000. He previously served as President and Chief Executive Officer for both Shell Deepwater Development, Inc. and Shell Deepwater Production, Inc. from 1995 until 1999. In April 1991, he was appointed General Manager of Shell’s Deepwater Production Division and in October 1991, General Manager of Shell’s Deepwater Exploration and Production Division. In addition to his public directorships, Mr. Pattarozzi is a member of the Board of Trustees of the Army War College Foundation.

Why this Director is an Asset to Our Board: Mr. Pattarozzi brings to our Board his (1) independence; (2) experience as a chief executive officer and senior officer of major organizations with international operations in the oil and gas industry; (3) prior and current experience as a board member of public companies with international operations and (4) thorough understanding of different cultural, political and regulatory requirements through his extensive oil and gas experience.

Kay G. Priestly
Age: 60
Director Since: 2015
(Independent)

Our Committees:		Other Public Directorships:
•	Audit	•	New Gold Inc.
		•	Stone Energy Corporation

Former Public Directorships Held During the Past Five Years:
•	SouthGobi Resources Ltd (retired 2014)
•	Turquoise Hill Resources (retired 2014)

Professional Experience: Ms. Priestly served as Chief Executive Officer of Turquoise Hill Resources  Ltd., an international mining company focused on copper, gold and coal in the Asia Pacific region, from May 2012 until her retirement in December 2014. She previously served as Chief Financial Officer of Rio Tinto Copper (a division of the Rio Tinto Group – Rio Tinto plc and Rio Tinto Limited), a global metal and mining corporation, from 2008 until her appointment as Chief Executive Officer of Turquoise Hill Resources in 2012. From 2006 to 2008, she was Vice President, Finance and Chief Financial Officer of Rio Tinto’s Kennecott Utah Copper operations. Ms. Priestly served as Vice President, Risk Management and General Auditor for Entergy Corporation, an integrated energy company engaged primarily in electric power production and retail distribution operations, from 2004 to 2006. She previously spent over 24 years with global professional services firm Arthur Andersen, where she provided tax, consulting and mergers and acquisitions services to global companies across many industries, including energy, mining, manufacturing and services.

Why this Director is an Asset to Our Board: Ms. Priestly brings to our Board her (1) independence; (2) financial expertise; (3) experience as a chief executive officer and senior officer of major organizations with international operations; (4) prior and current experience as a board member of public companies with international operations and (5) thorough understanding of different cultural, political and regulatory requirements through her extensive energy and mining experience.

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James M. Ringler
Age: 70
Director Since: 2001
(Independent)

Our Committees:		Other Public Directorships:
•	Audit	•	Autoliv Inc.
•	Compensation	•	John Bean Technologies Corporation
		•	Teradata Corporation
		•	The Dow Chemical Company

Former Public Directorships Held During the Past Five Years:
•	Ingredion Incorporation (retired 2014)

Professional Experience: Mr. Ringler has served as non-executive Chairman of the Board of Teradata Corporation, a provider of database software, data warehousing and analytics, since October 2007. Mr. Ringler served as Vice Chairman of Illinois Tool Works Inc. until his retirement in 2004. Prior to joining Illinois Tool Works, he was Chairman, President and Chief Executive Officer of Premark International, Inc. from October 1996 until Premark merged with Illinois Tool Works in November 1999. Mr. Ringler joined Premark in 1990 and served as Executive Vice President and Chief Operating Officer until 1996. From 1986 to 1990, he was President of White Consolidated Industries’ Major Appliance Group, and from 1982 to 1986, he was President and Chief Operating Officer of The Tappan Company.

Why this Director is an Asset to Our Board: Mr. Ringler brings to our Board his (1) independence; (2) financial expertise; (3) experience as a chief executive officer and senior executive of several major U.S. organizations with international operations in a variety of industries; (4) experience as a board member of several other public companies with international operations in a variety of industries; (5) thorough understanding of different cultural, political and regulatory requirements through his international experience and (6) contribution to the Board in a way that enhances perspective through diversity of experience.

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CORPORATE GOVERNANCE

Our Board of Directors believes that the purpose of corporate governance is to ensure that we maximize stockholder value in a manner that is consistent with our Code of Conduct and core values vision statement, as well as all applicable legal requirements. The Board has adopted and adheres to our Statement of Governance Principles, Policies and Procedures (“Governance Principles”) that the Board and executive management believe promote this purpose and are sound, best practices. The Board reviews these governance practices, the corporate laws of the State of Delaware under which we were incorporated, the rules and listing standards of the NYSE and the regulations of the Securities and Exchange Commission (the “SEC”), as well as best practices recognized by governance authorities, to benchmark the standards under which it operates.

The Board provides accountability, objectivity, perspective, judgment and in some cases, specific industry or technical knowledge or experience. In carrying out its responsibilities to the stockholders, the fundamental role of the Board of Directors is to ensure (1) continuity of leadership; (2) the implementation, understanding and pursuit of a sound strategy for the success of our Company; and (3) the availability of financial and management resources and the implementation of control systems to carry out that strategy. The Board also provides risk oversight and has delegated some of its oversight duties to the Audit Committee, the Compensation Committee and the Nominating and Governance Committee, as discussed in “Board Oversight of Risk Management” below. Our Governance Principles, our Code of Conduct (including our core values vision statement), the charters for our Audit Committee, Compensation Committee and Nominating and Governance Committee and other corporate governance information are available on our website at www.fmctechnologies.com under the heading “About Us > Leadership > Governance.” These materials are also available in print, free of charge, to any stockholder upon written request submitted to our principal executive offices at 5875 N. Sam Houston Parkway W., Houston, Texas 77086, Attention: Corporate Secretary. The information on our website is not a part of this Proxy Statement and is not incorporated into any of our filings made with the SEC.

Code of Conduct

We are committed to establishing and maintaining an effective compliance program that is intended to increase the likelihood of preventing, detecting, and correcting violations of Company policy and law. Our Code of Conduct and core values are applicable to all of our employees, officers and directors. Moreover, we have a hotline in place for employees to anonymously report violations of our Code of Conduct or complaints regarding accounting and auditing practices. Reports of possible violations of financial or accounting policies made to the hotline are directed to our Director of Internal Audit and the Chair of the Audit Committee.

We will disclose amendments to, or waivers of, our Code of Conduct that are required to be disclosed under the securities and NYSE rules. Any waiver of our Code of Conduct for our officers and directors must be approved by the Board of Directors or a relevant Board committee. We have not made any such waivers and do not anticipate making any such waiver.

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Governance Principles

Our Governance Principles contain general principles and practices regarding the function of the Board of Directors and the Board Committees. The Governance Principles are reviewed regularly by the Nominating and Governance Committee and revised when appropriate. Our Governance Principles address many of the items discussed above and also include the following items concerning the Board:

•	Composition of the Board. Our Governance Principles require that a majority of our non-employee directors should be active or retired senior executives, preferably chief executive or chief operating officers of publicly-held companies, and that they should be selected based on integrity, successful business experience, stature in their own fields of endeavor and the diversity of perspectives they bring to the Board. In addition, the Governance Principles provide that our non-employee directors should be chosen based on recognized experience in our lines of business and leadership in areas of government service, academia, finance and international trade.

•	Board, Committee and Individual Director Evaluations. Each year, our directors complete an evaluation process focusing on an assessment of Board operations as a whole. Additionally, each of the Audit, Compensation and Nominating and Governance Committees conducts a separate evaluation of its own performance and the adequacy of its charter. These evaluations assess the diversity of talents, expertise and occupational and personal backgrounds of the Board members. The Nominating and Governance Committee coordinates the evaluation of the Board and committee operations and reviews and reports the results to the Board.

•	New Director Orientation and Continuing Education. An orientation program has been developed for new non-employee directors, which includes written materials and meetings with our executive officers. The orientation program is designed to provide general information about our Board and its Committees; a review of director duties and responsibilities; and comprehensive information about our industry, operations, strategies and challenges. The Board believes that ongoing education is important for maintaining a current and effective Board. Accordingly, our Board encourages directors to participate in ongoing education and reimburses directors for expenses incurred in connection with such education programs.

•	Retirement Policy. The Board has adopted a retirement policy under which directors generally may not stand for election or be appointed after age 73.

•	Director Stock Ownership Requirements. We have ownership requirements for our non-employee directors that are based on a multiple of six times the amount of each director’s annual retainer.

Board Meetings, Annual Meeting of Stockholders and Attendance

Our Board of Directors met in person or by telephone conference nine times in 2015. All incumbent directors attended at least 75% of all meetings of the Board and all meetings of the Board committees on which they served. The Board of Directors has scheduled a meeting in the morning prior to the Annual Meeting, and the Board encourages its members to attend the Annual Meeting. All of our directors attended our 2015 Annual Meeting.

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Committees of the Board of Directors

Our Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee.

Each of these committees operates pursuant to a written charter setting out the functions and responsibilities of the committee, each of which may be viewed on our website at www.fmctechnologies.com under the heading “About Us > Leadership > Governance” and is also available in print, free of charge, to stockholders upon request submitted to our principal executive offices at 5875 N. Sam Houston Parkway W., Houston, Texas 77086, Attention: Corporate Secretary.

The table below provides meeting and membership information for each of our Board committees in 2015:

Meetings and Membership	Audit	Compensation	Nominating and Governance
Number of Meetings in 2015	8(1)	5	2
Mike R. Bowlin(2)		✓	✓
Clarence P. Cazalot, Jr.(3)	✓	✓	✓
Eleazar de Carvalho Filho	✓		✓
C. Maury Devine	C		✓
Claire S. Farley	✓	✓
Thomas M. Hamilton	✓	C
Peter Mellbye		✓	✓
Edward Mooney(4)	✓
Peter Oosterveer	✓		✓
Richard A. Pattarozzi		✓	C
Kay G. Priestly	✓
James M. Ringler	✓	✓

(1)	One meeting was a training session for Audit Committee members that concentrated on the Company’s compliance program with respect to its anti-corruption programs, including focused training on the Foreign Corrupt Trade Practices Act.
(2)	Mr. Bowlin will be retiring immediately prior to the 2016 Annual Meeting.
(3)	Mr. Cazalot served as a member of the Audit Committee through October 22, 2015. Thereafter, he was appointed to the Compensation Committee, effective October 22, 2015. Mr. Cazalot was also appointed by the Board to serve as its Lead Independent Director, effective December 4, 2015.
(4)	Mr. Mooney retired immediately prior to our 2015 Annual Meeting of Stockholders.
(C)	Indicates committee chair for the year ended December 31, 2015.

Audit Committee

The Audit Committee charter gives the Audit Committee the authority and responsibility for the engagement, compensation and oversight of our independent registered public accounting firm and the review and approval in advance of the scope of audit and non-audit assignments and the related fees of the independent registered public accounting firm. The Audit Committee charter also gives this committee authority to fulfill its obligations under SEC and NYSE requirements, which include:

•	overseeing responsibilities relating to our accounting, auditing and financial reporting practices, as well as responsibilities associated with our external and internal audit staffing and planning;

•	reviewing analyses of significant accounting and financial reporting issues associated with our financial statements and filings with the SEC;

•	reviewing and discussing the adequacy of the Company’s internal controls;

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•	reviewing auditor independence and performance;

•	approving non-audit services and reviewing how such non-audit services relate to the auditor’s independence;

•	reviewing and assessing the adequacy of policies and procedures with respect to major risk assessment and risk management in those specific areas as delegated by the Board of Directors; and

•	establishing “whistle-blower” policies and procedures for reporting questionable accounting and audit practices.

Audit Committee members meet privately in separate sessions with representatives of our senior management, our independent registered public accounting firm and our Director of Internal Audit after Audit Committee meetings (four such sessions were held in 2015). The Audit Committee also plays a key role in assisting the Board in overseeing our enterprise risk management (“ERM”) program by discussing with management our major areas with potential risk exposures.

The Board of Directors has determined that all of the members of the Audit Committee meet the NYSE standard of having accounting or related financial management expertise and meet the SEC criteria for an “audit committee financial expert.”

Compensation Committee

The principal duties of the Compensation Committee under its charter include:

•	evaluating the performance of and approving all elements of compensation for the CEO;

•	reviewing and approving compensation policies and practices for other executive officers, including all elements of their compensation;

•	reviewing our executive compensation proposals to stockholders, including stockholder advisory votes on executive compensation and the frequency of such votes;

•	reviewing and approving major changes in employee benefit plans;

•	reviewing short-term and long-term incentive program designs and equity grants;

•	reviewing and administering, as necessary, our compensation “clawback” policy;

•	reviewing and approving any agreements between the Company and our executive officers, including those related to a change in control;

•	reviewing and recommending to the Board of Directors the compensation of our independent directors;

•	ensuring that a succession plan for the CEO and any other key executive positions is in place;

•	reviewing our overall compensation philosophy to ensure that the policy appropriately links management interests with those of stockholders, rewards executives for their contributions and provides appropriate retention incentives;

•	reviewing and approving organizational changes and restructurings that have a significant impact on our business;

•	reviewing and assessing the adequacy of policies and procedures with respect to major risk assessment and risk management in those specific areas as delegated by the Board of Directors; and

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•	reviewing the Compensation Discussion and Analysis to be included in our annual report or proxy statement and recommending, if appropriate, to the Board of Directors, its inclusion in our annual report or proxy statement.

The Compensation Committee may delegate to its Chair, any one of its members or any sub-committee it may form, the responsibility and authority for any particular matter, as it deems appropriate from time to time under the circumstances. The Compensation Committee has delegated certain responsibilities with respect to employee benefits plans to an Employee Benefits Committee and Plan Investment Committee. The Employee Benefits Committee acts as plan administrator for all of the Company’s employee benefits plans. The Plan Investment Committee oversees the investment policies and the administration of the investments and contributions for the Company’s defined benefit and defined contribution retirement plans. Each sub-committee is required to keep minutes and regularly reports to the Compensation Committee.

The Compensation Committee annually reviews all elements of compensation for our officers, both internally and relative to peers as part of its process to help ensure that our total compensation program is consistent with our compensation philosophies. In discharging its duties and responsibilities, the Compensation Committee has the sole authority to retain, manage and terminate outside consultants. In determining compensation levels for executive officers and non-employee directors, the Compensation Committee reviews compensation survey data supplied by Meridian Compensation Partners, LLC (“Meridian”), an independent consultant retained by the Compensation Committee. The Compensation Committee regularly reviews the independence of Meridian using the factors required by the SEC rules and the NYSE listing standards. Please see “Executive Compensation—Compensation Discussion and Analysis” for additional information on the Compensation Committee’s processes and procedures for the consideration and determination of executive officer compensation.

Nominating and Governance Committee

The principal duties of the Nominating and Governance Committee under its charter include:

•	identifying and recommending to the Board of Directors qualified nominees for election to the Board of Directors;

•	making recommendations to the Board of Directors concerning the structure and membership of other Board committees and making annual recommendations for a member to serve as the lead independent director;

•	reviewing and reporting to the Board of Directors whether our directors are “independent” as defined under the rules and regulations adopted by the SEC and the NYSE corporate governance listing standards;

•	making recommendations to the Board of Directors from time to time regarding matters of corporate governance and assisting the Board in implementing those practices;

•	reviewing management’s recommendation for executive officers of the Company and recommending executive officer candidates to the Board of Directors for their approval;

•	adopting and maintaining emergency procedures for executive succession in the event of the unexpected disability of the CEO;

•	reviewing and assessing our Governance Principles and Code of Conduct, including the structure, implementation and effectiveness of our compliance program;

•	reviewing and assessing the adequacy of policies and procedures with respect to major risk assessment and risk management in those specific areas as delegated by the Board of Directors; and

•	annually assessing the performance of the Board of Directors and its committees, and reporting its assessment to the Board of Directors.

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Stockholders may submit recommendations for future candidates for election to the Board of Directors for consideration by the Nominating and Governance Committee by writing to our principal executive offices at 5875 N. Sam Houston Parkway W., Houston, Texas 77086, Attention: Corporate Secretary. To suggest a director nominee for our 2017 Annual Meeting of Stockholders, stockholders should submit a letter recommending the candidate between January 7, 2017 and February 5, 2017, which should include the information required by Section 3.4(A)(5) of our By-Laws. In addition, the letter should be accompanied by a signed statement from the nominee indicating that the nominee is willing to serve as a member of the Board and submitted to 5875 N. Sam Houston Parkway W., Houston, Texas 77086, Attention: Corporate Secretary. All submissions from stockholders satisfying these requirements will be reviewed by the Nominating and Governance Committee.

In connection with its role in recommending candidates for the Board, the Nominating and Governance Committee advises the Board with respect to the combination of skills, experience, perspective and diversity that its members believe are required for the effective functioning of the Board considering our current business strategies and regulatory, geographic and market environment. Our Governance Principles set forth minimum qualifications that must be met by a nominee recommended by the Nominating and Governance Committee. In addition, the Nominating and Governance Committee may consider, among other factors, diversity of experience, age, skill, independence qualifications and whether prospective nominees have relevant business and financial experience and have industry or other specialized expertise. The Nominating and Governance Committee assesses annually the effectiveness of our diversity policy in connection with the selection of nominees for election or re-election to the Board.

Nominees to be evaluated by the Nominating and Governance Committee for future vacancies on the Board will be selected by the Committee from candidates recommended by multiple sources, including business and personal contacts of the members of the Nominating and Governance Committee, recommendations by our senior management and candidates identified by independent search firms, stockholders and other sources, all of whom will be evaluated based on the same criteria.

Board Oversight of Risk Management

Our Board believes that one of its most important roles is the oversight of our management of risk, which the Board accomplishes through our ERM program. At least annually, management presents to the Board the risk areas that it believes to be the most significant and the plan for the assessment, monitoring and management of those risks. The Board has ultimate responsibility for overall risk management oversight; however, it has designated each of the three Board committees with oversight of risk within their own areas of responsibility. Oversight of areas such as strategy and operational risk are the responsibility of the full Board.

For example, the Audit Committee discusses with management on a regular basis our major areas with risk exposures, including financial reporting, liquidity, contract management, legal and regulatory compliance, taxes and foreign exchange. The Audit Committee reviews the potential financial impacts of these risks, the steps we take to ensure that appropriate processes are in place to identify, manage and control financial and business risks and that we have adequate insurance coverage to mitigate these risks. In cases where a practice or procedure is identified or an operational incident occurs that could heighten the possibility of a negative impact on our operations or financial results, our management reports to the Board the steps to be taken to ensure that the risk is appropriately managed.

The Nominating and Governance Committee reviews risk related to the Board’s legal and regulatory corporate governance compliance requirements and also plays a key role in discussing with management its crisis management preparedness. The Nominating and Governance Committee adopts and maintains emergency procedures for management succession in the event of the unexpected disability or exit from the Company of the CEO or other senior executive officers.

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With respect to risk related to compensation matters, the Compensation Committee is responsible for assessing the nature and degree of risk that may be created by our compensation policies and practices to ensure the appropriateness of risk-taking and their consistency with our business strategies. The Compensation Committee has determined that our compensation policies and practices do not encourage or create risk-taking that could be reasonably likely to have a material adverse impact on us. The Compensation Committee believes that our annual non-equity and long-term equity incentives provide an appropriate mix of incentives, performance metrics and payout caps to ensure performance is focused on long-term stockholder value.

Director Independence

The Nominating and Governance Committee conducted a review of the independence of the members of the Board of Directors and its committees and reported its findings to the full Board at its February 26, 2016 meeting. Currently, 12 of our 13 directors are non-employee directors. The Nominating and Governance Committee reviewed all of the 2015 commercial transactions, relationships and arrangements between us and our subsidiaries, affiliates and executive officers with companies with whom the 12 non-employee directors are affiliated or employed. The transactions, relationships and arrangements reviewed by the Committee consisted of the following:

•	Clarence P. Cazalot, Jr. is a member of the Board of Directors, audit committee, compensation committee and executive committee of Baker Hughes, Inc., which is one of our customers and vendors. Mr. Cazalot is also a member of the Board of Directors, finance and risk committee and compensation committee of Spectra Energy Corporation, which is one of our customers.

•	C. Maury Devine is a member of the Board of Directors, audit committee and chair of the nominating and governance committee of John Bean Technologies Corporation (“JBT”), which is one of our customers and vendors. We and JBT are parties to a separation and distribution agreement and a tax sharing agreement that relate to the spin-off of our FoodTech and Airport Systems businesses (now JBT) that occurred in July 2008. Ms. Devine is also the lead independent director and a member of the nominations and remunerations committee and chair of the ethics and governance committee of Technip S.A., which is one of our customers, vendors and our partner in the Forsys Subsea joint venture, which was formed in 2015. Ms. Devine recused herself from the deliberations of the Board and the negotiation and approval of the Forsys Subsea joint venture.

•	Claire S. Farley is a director of Samson Resources and LyondellBasell Industries N.V., both of which are our customers. Ms. Farley serves on LyondellBasell Industries’ nominating and governance committee and the HSE committee.

•	Peter Oosterveer is the Chief Operating Officer of Fluor Corporation, which is one of our customers.

•	Richard A. Pattarozzi is the non-executive Chairman of the Board of Directors and a member of the compensation and nominating and governance committees of Tidewater Inc., which is one of our customers. Mr. Pattarozzi is also a member and lead independent director of the Board of Directors of Stone Energy Corporation, which is one of our customers, where he also serves on the reserves committee and nominating and governance committee.

•	Kay Priestly is a member of the Board of Directors, nominating and governance committee, reserves committee and chair of the audit committee of Stone Energy Company, which is one of our customers.

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•	James M. Ringler is a member of the Board of Directors and audit committee of The Dow Chemical Company, which is one of our customers. Mr. Ringler also serves as a member of the Board of Directors, nominating and governance committee and compensation committee of JBT, which is one of our customers and vendors. We and JBT are parties to a separation and distribution agreement and a tax sharing agreement that relate to the spin-off of our FoodTech and Airport Systems businesses (now JBT) that occurred in July 2008.

Our Board makes an annual determination as to the independence of each director, as defined under the standards adopted by the NYSE. These standards specify certain relationships that are prohibited in order for a director to be deemed independent. In addition to these objective standards, our Board makes a subjective determination of independence by evaluating all relevant facts and circumstances. In particular, when assessing the materiality of a director’s relationship with the Company, the Board considers the issue not merely from the standpoint of the director, but also from the standpoint of persons or organizations with which the director has an affiliation. In its determination of independence, the Board reviewed and considered all relationships and transactions between each director, his or her family members or any business, charity or other entity in which the director has an interest, and our Company, our affiliates, or any entity in which our senior management has an interest. In determining that none of the relationships noted above affected the independence of any of the interested directors, the Nominating and Governance Committee considered the nature of the transactions and the dollar amounts involved. All of the transactions noted above, with the exception of the Forsys Subsea joint venture, were ordinary course transactions. As noted above, Ms. Devine, who is a member of the Board of Directors of Technip S.A., recused herself from our Board’s deliberations, negotiation and approval of the Forsys Subsea joint venture. In addition, our Nominating and Governance Committee conducted a review of Ms. Devine’s independence as it relates to the Forsys Subsea joint venture and recommended to the Board that her service as a director on Technip S.A.’s Board of Directors is not deemed material to her independence.

Based on the report and recommendation of the Nominating and Governance Committee, the Board has affirmatively determined that each of our non-employee directors is “independent” as defined under the NYSE listing standards. In addition, the Board has affirmatively determined that all of the members of the Audit Committee and Compensation Committee satisfy the enhanced independence criteria required for such members under regulations adopted by the SEC and the NYSE corporate governance listing standards. For information regarding each committee member’s business experience, please read “Election of Directors—Director Nominees.”

Leadership Structure of the Board and Executive Sessions of Independent Directors

Our Board of Directors has determined that a leadership structure consisting of a combined principal executive officer and Chairman, together with strong committee chairs and a strong lead independent director who chairs the executive sessions of the Board is the most appropriate structure for us. Our Board believes that combining the principal executive officer and Chairman positions is currently the most effective leadership structure for our Company given Mr. Gremp’s in-depth knowledge of our Company’s business and industry, his ability to formulate and implement strategic initiatives and his extensive contact with, and knowledge of, the industry. As CEO, Mr. Gremp bears the primary responsibility for managing our day-to-day business, and our Board believes that he is the person who is best suited to chair Board meetings and ensure that key business issues and stockholder interests are brought to the attention of our Board. By combining the positions of Chairman and principal executive officer, the Board gains valuable perspective that combines the operating experience of an executive officer with the oversight focus of a member of the Board; and by maintaining a lead independent director, as discussed below, the Board can provide strong independent risk oversight. In addition, our Board believes that this structure facilitates communications between the Board, its committees and management, creates the most efficient and productive relationship between the Board’s strategic role and management’s control of daily operations, utilizes Mr. Gremp’s knowledge of our business and the industry to our benefit and provides an effective balance for the management of our Company in the best interests of our stockholders. The Chairman is responsible for setting the agenda for the Board meetings and for presiding at such meetings.

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Our Board of Directors annually appoints one independent member to act as its lead independent director. Mr. Cazalot has been selected by the Board of Directors to serve as the lead independent director for executive sessions during 2016. As the lead independent director, Mr. Cazalot is authorized to call meetings of the non-employee directors, and he is responsible for the following:

•	setting the agenda for executive sessions of non-employee directors before and after regularly scheduled Board of Directors meetings and for presiding at such sessions;

•	acting as principal liaison between the non-employee directors and the Chairman;

•	advising the Chairman as to the quality, quantity and timeliness of the flow of information from management necessary for the non-employee directors to effectively and responsibly perform their duties;

•	providing feedback from executive sessions of the non-employee directors to the Chairman and other senior management; and

•	advising the Chairman on potential agenda items for Board meetings.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

In 2015, the members of the Compensation Committee of the Board were Messrs. Bowlin, Cazalot, Hamilton, Mellbye, Pattarozzi, Ringler and Ms. Farley, none of whom has ever been an officer or employee of FMC Technologies or any of our subsidiaries or had any relationships requiring disclosure with us or any of our subsidiaries. None of our executive officers has ever served on the Board of Directors or the compensation committee of any other entity that has had any executive officer serving as a member of our Board of Directors or Compensation Committee.

Communications with Directors

To provide our stockholders and other interested parties with a direct and open line of communication to our Board of Directors, a process has been established for communications with any member of the Board of Directors, including our lead independent director, the chair of any of our committees or with our non-employee directors as a group, by sending such written communication to c/o Lead Independent Director, FMC Technologies, Inc., 5875 N. Sam Houston Parkway W., Houston, Texas 77086, or an email to our lead independent director at lead.director@fmcti.com. The Corporate Secretary will forward correspondence to our lead independent director, except for job inquiries, surveys, business solicitations or advertisements and other similar communications that do not relate to our directors’ responsibilities. The lead independent director will review any such communication with the parties to whom the communication is addressed at the next regularly scheduled Board meeting unless, in his judgment, earlier communication is warranted.

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DIRECTOR COMPENSATION

Our compensation plan for non-employee members of our Board of Directors is included in our Amended and Restated Incentive Compensation and Stock Plan, as amended (the “Incentive Plan”). The Incentive Plan grants the Board of Directors the authority to modify the terms of the Board of Directors’ compensation plan pursuant to a recommendation from our Compensation Committee.

Our non-employee director compensation program consists of cash consideration and RSU awards. Compensation for directors is recommended annually by the Compensation Committee with the assistance of Meridian and approved by the Board of Directors. The Board’s goal in designing directors’ compensation is to provide a competitive package that enables us to attract and retain highly skilled individuals with relevant experience. Directors’ compensation also is designed to reward the time and talent required to serve on the board of a company of our size and complexity. The Board seeks to provide sufficient flexibility in the form of compensation delivered to meet the needs of different individuals while ensuring that a substantial portion of directors’ compensation is linked to the long-term success of our Company.

Director Fees and Annual Grant of Restricted Stock Units

The following table describes the components of our non-employee director compensation program.

Compensation Element	Compensation
Annual Retainer	$60,000 paid in cash and/or as RSUs as elected by the director
Annual Equity Grant	$250,000 in RSUs that vest after one year (included in “Stock Awards” column of the Director Compensation Table below)
Annual Chair Fee	$20,000 for Audit Committee $15,000 for Compensation Committee $10,000 for Nominating and Governance Committee
Annual Lead Director Fee	$50,000
Meeting Fee	$2,000 per committee meeting (including telephonic meetings)
Stock Ownership Requirement	Six times annual retainer

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The following table shows all compensation awarded or earned by the non-employee members of our Board of Directors from all sources for services rendered in all of their capacities to us during 2015. John T. Gremp, our current Chairman and CEO, is not included in the table as he was our employee during 2015 and did not receive any additional compensation for his service as a director. The compensation paid to Mr. Gremp is shown in the Summary Compensation Table.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Mike R. Bowlin	$66,000	$309,968	$—	$375,968
Clarence P. Cazalot, Jr.	80,000	249,985	—	329,985
Eleazar de Carvalho Filho	82,000	249,985	—	331,985
C. Maury Devine	102,000	249,985	—	351,985
Claire S. Farley	82,000	249,985	10,000	341,985
Thomas M. Hamilton	43,000	309,968	10,226	363,194
Peter Mellbye	76,000	249,985	—	325,985
Edward Mooney(4)	43,000	—	—	43,000
Joseph H. Netherland	60,000	249,985	10,000	319,985
Peter Oosterveer	22,000	309,968	—	331,968
Richard A. Pattarozzi	86,000	249,985	—	335,985
Kay G. Priestly	21,000	145,814	—	166,814
James M. Ringler	26,000	309,968	—	335,968

(1)	Includes the amount of the director’s annual retainer, fees paid for attendance at committee meetings and additional fees paid to the chair of each Board committee and to the lead independent director.

(2)	RSU grants were made on May 1, 2015, valued at $43.34 per share, the closing price of our Common Stock on May 1, 2015, reflecting an aggregate grant date fair value, which was computed in accordance with the SEC proxy disclosure rules and Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, for all of our non-employee directors of $3,135,581. Our non-employee directors can elect to defer some or all of their cash retainer payments and receive the deferred value in equity grants (see “—Deferred Compensation” below). Ms. Priestly’s 2015 grant was pro-rated due to her appointment to the Board in October 2015. Her RSU grants were made on October 2, 2015, valued at $30.73 per share, which was the closing price of our Common Stock on October 2, 2015. The number of the aggregate outstanding RSUs held by each of our non-employee directors on December 31, 2015 was (rounded down to the nearest share): Mr. Bowlin 148,797; Mr. Cazalot 7,928; Mr. de Carvalho Filho 16,305; Ms. Devine 67,056; Ms. Farley 46,165; Mr. Hamilton 164,791; Mr. Mellbye 12,789; Mr. Netherland 37,793; Mr. Oosterveer 8,758; Mr. Pattarozzi 120,043; Ms. Priestly 4,745; and Mr. Ringler 143,308. Dividends will not be paid on any of the RSUs unless we pay dividends on our Common Stock.

(3)	All of the amounts in this column reflect charitable contributions made by us in the name of directors pursuant to our matching charitable contribution program available to all employees and directors, except that Mr. Hamilton’s compensation also reflects spousal travel to a Board of Directors meeting. A portion of the amounts shown reflect matching contributions attributable to director contributions made in the prior fiscal year but not paid until the 2015 program year. For additional information regarding charitable contributions, see “Other Benefits” below.

(4)	Mr. Mooney retired immediately prior to our 2015 Annual Meeting of Stockholders.

Other Benefits

Each non-employee director receives reimbursement for reasonable incidental expenses incurred in connection with the attendance at Board and committee meetings. In addition, directors are eligible to participate in our matching charitable contribution program on the same terms as employees. Pursuant to this program, we match 100% of the charitable contributions of our employees and directors up to an aggregate of $10,000 in any year, although we exercise discretion to approve matching contributions in excess of that amount from time to time. Directors who are not our employees do not participate in our employee benefit plans other than our matching program for charitable contributions. We have not made a

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charitable contribution, within the preceding three years, to any charitable organization in which a director serves as an employee or an immediate family member of the director serves as an executive officer that exceeds in any single year the greater of $1 million or 2% of such charitable organization’s consolidated gross revenues.

Stock Ownership Requirements

To further align the interests of non-employee directors with the interests of our stockholders, each non-employee director is expected to acquire and retain shares of our Common Stock and/or RSUs having a value equal to at least six times the amount of each director’s retainer. All of our non-employee directors met such ownership requirements in 2015.

Deferred Compensation

Non-employee directors have the opportunity to elect the year in which they will take receipt of the equity grants from either (a) a period of 1 to 15 years from the grant date or (b) upon their separation from Board service. The elections are made prior to the beginning of the grant year and are irrevocable after December 31st of the year prior to grant. In addition, our non-employee directors can now elect to defer some or all of their cash retainer payments and receive the deferred value in equity grants that have the same election options as the non-retainer equity grant. The receipt of the annual non-retainer RSU grant is deferred for at least one year. These RSUs granted to directors are settled in Common Stock based upon the election of the non-employee directors prior to the beginning of the grant year and are irrevocable after December 31st of the year prior to grant. These RSUs are also forfeited if a director ceases service on the Board of Directors prior to the vesting date of the RSUs, except in the event of death or disability. Unvested RSUs will be settled and are payable in Common Stock upon the death or disability of a director or in the event of a change in control of our Company. Awards granted to non-employee directors will vest on the May 1st following the grant date unless otherwise determined by the Board.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section explains our executive compensation program, as well as the objectives and rationales for the various elements of our compensation program, as it relates to our 2015 NEOs:

Named Executive Officer	Position(s) Held in 2015
John T. Gremp	Chairman and Chief Executive Officer from May 12, 2015 to present Chairman, President and Chief Executive Officer from January 1, 2015 to May 11, 2015
Maryann T. Mannen	Executive Vice President and Chief Financial Officer
Douglas J. Pferdehirt	President and Chief Operating Officer from May 12, 2015 to present Executive Vice President and Chief Operating Officer from January 1, 2015 to May 11, 2015
Tore Halvorsen	Senior Vice President
Dianne B. Ralston	Senior Vice President, General Counsel and Secretary

Executive Summary

Our Compensation Committee oversees our executive compensation program and determines the compensation for our executive officers. Our goal for our executive compensation program is to attract, motivate, develop and retain an exceptionally talented team of executives who deliver superior operational performance and provide leadership for our success in delivering technological innovation in a dynamic and competitive market. We seek to accomplish this goal in a way that rewards performance, enhances long-term stockholder value and considers internal pay equity among our NEOs.

Our NEOs have an average of approximately 30 years of industry or other relevant experience, and we believe our executive compensation program serves us and our stockholders well. In that regard, we do not and have not entered into individual employment agreements with any of our NEOs, nor do we provide excessive perquisites. Moreover, our severance and change in control benefits to our executive officers are market competitive. In 2011, we eliminated all tax gross-ups under our existing change in control agreements.

Compensation for our NEOs consists of three primary elements designed to reward service and performance: base pay, annual non-equity incentive awards and long-term equity awards. In general, our compensation program for our NEOs has consisted of the same three primary elements since 2001. Over the years, we have raised the performance threshold for our performance-based compensation to align with our executive compensation philosophy. The actual compensation paid each year will vary based on individual and Company performance. Accordingly, we believe the compensation of our NEOs should be viewed on a multi-year basis in order to fully observe the impact of performance on compensation outcomes.

The oil and gas industry endured a difficult year in 2015 as an unprecedented combination of market forces and events drove oil prices to their lowest levels in decades. We responded by moving aggressively to help customers improve project economics, developing innovative technologies and approaches, and demonstrating our commitment to invest in their success throughout the life of the field. These steps, combined with a large backlog in our Subsea Technologies business, continued gains in execution, and significant cost reductions, supported our financial results in a difficult environment.

Our performance reflected a plunge in crude oil prices that surpassed all predictions. In 2015, our revenue was $6.4 billion, a 20% decline from the prior year. Net income attributable to our stockholders was $393.1 million in 2015, a decrease of 44% from the prior year. Our total stockholder returns over the prior 1-year, 3-year and 5-year periods were -38.1%, -32.3% and -34.8%, respectively. Consistent with our compensation philosophy of linking executive pay to Company performance, as Company performance fell below target results, our NEOs’ annual non-equity incentive bonus also declined. In February 2016, a below target payment was approved for annual non-equity incentive bonuses related to our 2015 performance. Our NEOs’ average annual non-equity incentive bonus was paid at 59% of target, declining by an average of 64% from 2014. However, above target payouts for performance-based awards for EBITDA Growth and ROI were approved by our Compensation Committee in February 2016 based on our performance when compared to that of our OSX peers.

Consideration of 2015 Stockholder Advisory Vote to Approve Executive Compensation

At our 2015 Annual Meeting of Stockholders, 97.1% of votes cast approved our 2014 executive compensation program as disclosed in our 2015 Proxy Statement. The Compensation Committee considers carefully the results of the advisory vote as it completes its annual review of each pay element and the compensation packages provided to our NEOs and other executives. Due to the substantial vote in favor of our executive compensation at our 2015 Annual Meeting of Stockholders and our own assessment, we believe that our stockholders view our executive compensation as robust and effective in achieving our objectives.

Our commitment to our compensation philosophy and programs, however, requires us to monitor and review developments in executive compensation to ensure alignment between the interests of our senior executives and stockholders. As disclosed in March 2015, our Compensation Committee modified an element of our performance-based RSUs. While these awards will continue to be tied to the achievement of performance targets relative to the performance of certain peer companies, the relevant peer group for awards granted in 2015 is our OSX peers. Prior to 2015, the achievement of applicable performance targets was measured relative to the performance of our Industry Peer Group (as defined below) at the time an award was granted. The Compensation Committee chose the OSX because it is a published industry index comprising competitor companies. Please see “—Long-Term Compensation—Performance-Based RSUs” for additional information on the performance measures for performance-based RSUs.

At our 2011 Annual Meeting of Stockholders, our stockholders approved, on an advisory basis, holding future advisory votes on our executive compensation on an annual basis. In consideration of the stockholder vote on the frequency of future advisory votes, our Board of Directors has determined to hold the stockholder advisory vote to approve executive compensation on an annual basis until the next required advisory vote on the frequency of future advisory votes on executive compensation or until the Board of Directors determines otherwise. We are required to hold advisory votes on the frequency of future advisory votes on executive compensation every six years.

Executive Compensation Philosophy and Core Principles

We believe that a critical element of our business success is our ability to attract, motivate, develop and retain executive talent. We have a peer-based executive compensation program that includes variable performance elements. Our executive compensation program is designed (a) to motivate our officers and other key employees to achieve short-term and long-term corporate goals to enhance stockholder value and (b) to attract and retain exceptionally talented individuals who deliver superior operational performance in our businesses and create an environment that fosters the technological innovation we believe is necessary for continued growth of our revenue, earnings and stockholder returns.

Our compensation philosophy links an executive’s total compensation opportunity with our short-term and long-term goals and objectives through the achievement of financial targets established and measured objectively by the Compensation Committee of our Board of Directors, and to a lesser extent, the executive’s performance against specific individual objectives.

The core principles underlying our executive compensation philosophy are as follows:

•	Executive compensation is structured to be competitive and to provide appropriate retention incentives in order to attract, motivate and retain qualified exceptional executive talent over the long term. Each NEO’s total compensation opportunity (i.e., base pay, target annual non-equity incentive opportunity and target long-term equity incentive opportunity) is targeted at median compensation levels at comparable peer companies who would likely compete for our executive talent.

•	Executives are compensated for their contributions to our results. A significant portion of an executive’s non-equity compensation is based on the achievement of annual performance goals. A portion of an executive’s compensation is directly linked to his or her achievement of specific corporate and individual results that we believe create both short-term and long-term stockholder value.

•	Equity compensation provides motivation to attain long-term objectives and increase stockholder value. Equity compensation represents a significant portion of each NEO’s total compensation. We believe at-risk equity compensation such as time-based and performance-based RSU grants, together with stock ownership and retention guidelines, align executive and stockholder interests and provide proper motivation for enhancing both short-term and long-term stockholder value.

Role of the Compensation Committee’s Independent Consultant

For 2015, the Compensation Committee retained Meridian as its principal compensation consultant to review our executive compensation program design and assess our compensation approach relative to our performance and the market. Meridian’s 2015 services were limited to providing the Compensation Committee with advice and information solely on executive and director compensation and related governance matters, which included evaluation of levels of executive officer and director compensation as compared to general market compensation data and peer group data, evaluation of proposed compensation programs or changes to existing program designs, provision of information on current executive compensation trends and updates regarding applicable legislative and governance activity. Meridian did not provide any other consulting services to the Compensation Committee or to management in 2015, and it has no direct or indirect business relationships with us.

In December 2015, the Compensation Committee considered the independence of Meridian in light of SEC rules and NYSE listing standards and requested and received a letter from Meridian addressing Meridian’s independence, including the following independence factors: (1) other services provided to us by Meridian; (2) fees paid by us as a percentage of Meridian’s total revenue; (3) policies and procedures maintained by Meridian that are designed to prevent a conflict of interest; (4) any business or personal relationships between the individual consultants involved in the engagement and a member of the Compensation Committee; (5) any Common Stock owned by the individual consultants involved in the engagement or their immediate family members; and (6) any business or personal relationships between our executive officers and Meridian or the individual consultants involved in the engagement. The Compensation Committee discussed these considerations and concluded that the work of Meridian and the consultants involved in the engagement did not raise any conflict of interest.

The Compensation Committee’s engagement agreement with Meridian for 2015 provided for a scope of work that included ensuring that the Compensation Committee’s compensation recommendations were consistent with our business strategy, pay philosophy, prevailing market practices and relevant regulatory mandates and assisting the Committee’s efforts to make compensation decisions that are representative of the interests of our stockholders.

Role of Management

Our Vice President of Administration, working with Meridian, provided recommendations for each executive officer’s base pay, annual non-equity incentive bonus and target annual equity award for the Compensation Committee’s review. Our Chief Financial Officer also provided the Compensation Committee with information related to our financial performance against our objectives and our peer companies’ financial performance. The Compensation Committee considered these factors in setting annual targets and ratings associated with incentive compensation awards, selecting appropriate structures for performance-based RSUs and ensuring that our total compensation program is consistent with our compensation philosophies.

Our CEO is the only other executive officer who also participates each year in the compensation decisions for other executive officers. Our CEO does not have a role in setting his own base pay, annual non-equity incentive bonus amount or the size of his annual equity compensation award. Accordingly, the Compensation Committee also reviews the specific corporate goals and objectives relevant to the compensation of our CEO and evaluates the CEO’s performance and pay in executive session, in light of those goals and objectives. Based on the Compensation Committee’s annual review and evaluation for 2015, the Committee determined and approved the CEO’s total compensation level, including base pay, non-equity incentive compensation and long-term incentive awards.

Peer Groups

•	Compensation Peer Group

Although our CEO and the Vice President of Administration may make recommendations for each executive officer’s annual compensation, the Compensation Committee ultimately makes all final compensation decisions regarding our executive officers. In determining compensation levels for our executive officers, the Compensation Committee annually reviews compensation data derived from our peer group, as described below, which is reviewed and recommended annually by our management to ensure continuing relevancy for our external benchmarking process. In approving management’s recommendations for the peer group, the Compensation Committee reviews the size and financial performance of the proposed companies to determine whether the group is appropriate. Meridian collects, analyzes and reports back to the Compensation Committee on the amounts and components of compensation paid by the peer group. Since the companies surveyed by Meridian are of varying revenue size and market capitalization, its survey utilizes regression analysis to develop size-adjusted values to provide relevant comparisons for each component of compensation.

Based on the survey market data provided by Meridian, the Compensation Committee reviews the appropriateness of management’s recommendations for each executive’s base pay, annual non-equity incentive bonus and target annual equity award. The Committee allocates total annual compensation to our executive officers among the various elements of short-term compensation (base pay and non-equity incentive bonus) and long-term compensation (equity awards). While the Compensation Committee considers input from Meridian, ultimately the Compensation Committee’s decisions reflect many factors and considerations, including scope of responsibility, individual performance and tenure.

For 2015, our peer group included the 24 companies listed below (the “Benchmark Peer Group”). Eleven of the 24 companies in our Benchmark Peer Group are oilfield service and equipment companies who directly compete with us for executive talent (the “Industry Peer Group”). The Industry Peer Group companies also are likely to compete with us for customers, suppliers, and ultimately, investors. For these reasons, we use the Industry Peer Group for comparison purposes when determining the compensation of our NEOs and certain senior management positions, except that Ms. Ralston’s 2015 compensation was compared against the Benchmark Peer Group. We use the Benchmark Peer Group companies to benchmark the compensation of senior management positions that are not as dependent on specific industry experience and/or if Benchmark Peer Group companies provide a better match to a position based on responsibilities, experience and other factors.

In considering companies to be included in the Benchmark Peer Group, the Compensation Committee reviewed revenues and market capitalization of each company, as well as available industry segment and performance data, to determine whether it would be appropriate to include the company in the group. The Industry Peer Group companies are marked with an asterisk (*).

Anadarko Petroleum Corporation	Ingersoll-Rand Co. PLC
Apache Corporation	McDermott International, Inc.*
Baker Hughes Incorporated*	National Oilwell Varco, Inc.*
Cameron International Corporation*	Noble Corporation*
Chicago Bridge & Iron Company N.V.	Oceaneering International, Inc.*
Cummins Inc.	Oil States International, Inc.*
Devon Energy Corporation	Stanley Black & Decker, Inc.
Dresser-Rand Group Inc.	Superior Energy Services, Inc.*
Dover Corporation	Tidewater Inc.*
Eaton Corporation plc	URS Corporation
Flowserve Corporation	Weatherford International Ltd.*
Halliburton Company*	The Williams Companies, Inc.

For 2015 compensation comparisons, Anadarko Petroleum Corporation, Apache Corporation and Devon Energy Corporation were added to our Benchmark Peer Group, while BorgWarner Inc., The Timken Company and Worthington Industries were removed as they no longer met our selection criteria.

Using the peer group market data, the Compensation Committee reviewed the appropriateness and competitiveness of each executive officer’s base pay, annual non-equity incentive bonus and annual equity award. The Compensation Committee allocates total annual compensation to our executives among the various elements of short-term cash (base pay and annual non-equity incentive compensation) and long-term compensation (equity awards) to approximate the market allocation identified in the survey results.

When making compensation comparisons between our NEOs and the market data, we generally put most emphasis on the Industry Peer Group as the appropriate comparison group. For each of our NEOs, the Compensation Committee compared each element of the executive’s compensation, as well as the executive’s total compensation, to his or her counterparts at the Industry Peer Group companies. To evaluate internal pay equity, the Compensation Committee also evaluated the ratio of our CEO’s compensation to the compensation of each of our other NEOs in comparison to these ratios in the Industry Peer Group.

The Compensation Committee uses tally sheets to summarize all of the elements of each NEO’s actual and potential future compensation. The tally sheets provide our Compensation Committee with the information necessary to evaluate the total compensation of an NEO. The tally sheets present the dollar amount of each component of the NEO’s compensation, including cash compensation, accumulated deferred compensation balances, outstanding equity awards, retirement benefits, perquisites and any other compensation. With regard to performance scenarios, the tally sheets demonstrate the amounts of compensation that would be payable under minimum, target and maximum payouts under our cash and equity incentive compensation plans, as well as various termination-of-employment scenarios.

•	Performance Peer Group

As noted above, our Compensation Committee modified an element of our performance-based RSUs in 2015. The relevant peer group for performance-based RSU awards granted in 2015 is our OSX peers. Prior to 2015, the achievement of applicable performance targets was measured relative to our Industry Peer Group. Please see “—Long-Term Compensation—Performance-Based RSUs” for additional information on the performance measures for performance-based RSUs.

Components of Compensation

In order to attract and retain the needed level of executive talent for our Company, compensation for our NEOs consists of three primary elements, which are allocated between short-term and long-term compensation, and are designed to reward service and performance: base pay, annual non-equity incentive awards and long-term equity awards.

•	Base pay provides a fixed level of compensation to our NEOs that reflects an NEO’s responsibilities, job characteristics and scope, performance, experience and skill set and is reviewed annually and subject to adjustment based on individual performance, experience, business conditions, market factors and comparable market data from our peer group.

•	The annual non-equity incentive award rewards NEOs for achieving our annual, predetermined financial and operational goals and aligns NEO compensation closely with Company performance and maximizing stockholder value. 75% of this award is our Business Performance Incentive, or “BPI” component, measured through three elements: Working Capital Efficiency, EBIT Growth and EBIT Percentage of Sales. The remaining 25% of this award is based on an NEO’s individual performance against established objectives, which we refer to as the Annual Performance Incentive, or “API” component. Target award opportunities are typically set at the median of market levels among our Industry Peer Group (as defined below).

•	The long-term equity components of our executive compensation program are directly linked to the principle that executive compensation should be based on performance. Long-term equity awards for our NEOs consist of performance-based and time-based RSU awards, which provide incentives for our executives to remain employed by us and enhance stockholder value since the value of such awards depends on the executive’s continued employment and the value of our stock on the awards’ vesting date. Performance-based equity grants represent two-thirds of our long-term equity awards and are measured based on our relative performance against our OSX peers on EBITDA Growth, ROI and TSR. Equity award opportunities are typically set at the 50th percentile of market compared to our Industry Peer Group.

The figure below shows the comparison of target total compensation mix (i.e., the sum of base salary, target non-equity incentive opportunity and target time-based and performance-based RSUs) for our CEO against our Industry Peer Group CEOs, as well as the target total compensation mix for our NEOs (excluding our CEO) against our Industry Peer Group NEOs (excluding CEOs). Our compensation program is designed to ensure that the majority of our executives’ pay is “at risk,” meaning there is no guarantee that the compensation values expected at the time individual awards are granted will be realized. This “at risk” feature demonstrates management’s focus on performance-based compensation and alignment with our stockholders’ interests. As illustrated below, the target compensation mix for our CEO and NEOs has a heavier emphasis on performance-based compensation than those in our Industry Peer Group.

Allocation of Pay Between Short-Term and Long-Term Compensation

In accordance with our compensation philosophy, our compensation programs are intended to provide incentives to our executive officers to achieve short-term and long-term operating goals as well as strategic objectives. Certain elements of our compensation programs are weighted toward long-term incentives in the form of equity compensation with a three-year vesting requirement and a variable performance-based component. We determine the size of each NEO’s equity grant based on a calculated theoretical value of the grant. For 2015, the ultimate actual value of an equity grant will depend upon our relative performance to our OSX peers and the share price of our Common Stock after the end of the vesting and retention periods. Our share price will be largely dependent upon our long-term performance, as well as general market dynamics.

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The figure below shows our 2015 target total compensation mix for our CEO and NEOs (excluding our CEO), including a percentage breakdown of the short-term and long-term components of compensation. The short-term and long-term components of an executive’s at-risk compensation are each determined by various absolute or relative performance metrics as further described in the sections below.

Short-Term Compensation

The annual cash pay elements that our executive officers receive include base pay and an opportunity to earn annual non-equity incentive compensation.

•	Cash Compensation—Base Pay

Base pay compensates our employees for services provided during the year and is reviewed annually and subject to adjustment based on individual performance, experience, business conditions, market factors and comparable market data from our peer group. Our goal is to target base pay for our NEOs at approximately the size-adjusted 50th percentile of the Industry Peer Group. An NEO’s base pay may differ from the 50th percentile due to factors such as job performance and related performance rating, time in position, prior experience, movement of base pay in our Industry Peer Group and business conditions.

Merit increase guidelines are established annually for all executives by the Compensation Committee, based on annual market surveys. Any base pay change, or merit increase, for the CEO must be recommended by our Compensation Committee and approved by the Board of Directors. Any merit increase for an executive officer, other than the CEO, must be recommended by the CEO and approved by the Compensation Committee. There was no merit increase for these NEOs’ base pay in 2015.

•	Cash Compensation—Annual Non-Equity Incentive Compensation

Our annual non-equity incentive compensation plan is a variable cash-based incentive plan designed to focus management on performance factors important to the continued success of their business units and on our overall performance in a particular year. In 2015, our annual non-equity incentive target bonus percentages for our NEOs ranged from 75% to 120% of base pay, the highest percentage being assigned to our CEO. Each NEO’s target bonus percentage was set at approximately the size-adjusted 50th percentile of the Industry Peer Group. The annual non-equity incentive compensation is based 75% on the BPI and 25% on the API.

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The BPI Component – 75%

The Compensation Committee annually establishes BPI targets and reviews the performance measures to be used for our annual non-equity incentive program annually at its February meeting. In 2015, the Compensation Committee selected three measures, which were based upon our consolidated results and included the following components:

• Working Capital Efficiency is measured as the net of average current assets less average current liabilities, not including cash or debt, that is required to generate each dollar of sales, which measures our efficiency of using operating capital to run the business independent of our capital structure;

• EBIT Growth is measured as annual growth in earnings before interest and taxes, which measures our ability to generate profit, and the use of this metric facilitates comparison with peer companies by excluding the effect of different capital structures and tax rates; and

• EBIT Percentage of Sales is measured as earnings before interest and taxes generated from each dollar of sales, which measures our operating leverage and cost control.

All of these measures are adjusted for the cumulative effect of changes in accounting principles; significant acquisitions and divestitures; market-driven adjustments, such as impairment and restructuring charges; and foreign exchange movements versus the assumptions of those movements at the time the targets were set.

A range of results for each of these measures were established along a 0.0 to 2.0 multiple continuum. For instance, the Compensation Committee established one value for a targeted EBIT Growth at 1.0. If our actual EBIT Growth results are less than the target, the BPI multiple for that measure will fall between 0.0 and 1.0. If our EBIT Growth exceeds the target, the BPI multiple would fall between 1.0 and 2.0. The resulting BPI multiple of the three measures is then multiplied by 75% of each executive officer’s non-equity incentive target bonus percentage to determine the executive officer’s non-equity incentive compensation payout related to achieved BPI results.

All of our NEOs are given a corporate BPI target annually, which is based on our consolidated results on the three measures. For 2015, in order to achieve the target (1.0) performance rating in each measure, each of the three measures had to change by the certain percentages or basis points (“bps”) over 2014 performance, as indicated in the table below. The table below also reports our 2015 performance relative to the targets established at the beginning of the year.

Performance Measure	Weighting	Target Improvement Required Over 2014 Performance	2015 Actual Results
			Above (Below) 1.0	2015 Rating
Working Capital Efficiency	25%	(10)%	(4)%	1.36
EBIT Growth	25%	(9)%	(31)%	0.00
EBIT Percentage of Sales	50%	0 bps	(230) bps	0.00
Average BPI				0.34

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The API Component – 25%

A review of the NEOs’ individual performance is conducted to determine the API component of the non-equity incentive compensation. Each executive officer’s performance against objectives, established in the beginning of the year, is subjectively evaluated each year by the Compensation Committee with input from the CEO. The API objectives for the CEO are set by the Compensation Committee without the CEO being present in the Compensation Committee session and are also subjectively evaluated each year by the Compensation Committee. These performance objectives vary depending on the roles and responsibilities of the particular executive. These objectives may include, as examples, goals for acquisitions or divestitures, safety performance, achieving recruiting targets, building management depth, technological innovations and improving market positions through profitable growth and new product introductions.

The API rating is based on the achievement by an NEO of both quantifiable performance objectives as well as other, more subjective objectives. If an NEO failed to achieve all of his or her objectives, the API multiple would likely be 0.0. If the executive met some, but not all of the objectives, the API multiple would fall between the range of 0.0 to 2.0 depending upon the number of objectives accomplished, their relative importance and difficulty and the factors that may have prevented achievement of certain objectives. An executive achieving all objectives could potentially receive an API of 2.0, although this would be uncommon due to our efforts to establish stretch objectives that are difficult to achieve. For 2015, our NEOs received API ratings ranging from 1.30 to 1.40 for the year, with an average rating of 1.33. The resulting API multiple is then multiplied by 25% of each executive officer’s non-equity incentive target percentage to determine the executive officer’s non-equity incentive compensation payout related to achieved API results.

Determination of 2015 Payouts under the Non-equity Incentive Compensation Plan

Thus, assuming an NEO has a base pay of $500,000, a 70% target bonus, a BPI rating of 0.34 and an API rating of 1.0, the executive’s annual non-equity incentive compensation payment would be calculated in the following manner:

Component	Base Pay		Weighting		Target Bonus %		Rating		Payout
BPI:	$500,000	X	75%	X	70%	X	0.34	=	$89,250
API:	$500,000	X	25%	X	70%	X	1.00	=	87,500
Total Non-Equity Incentive Compensation									$176,750

The following describes the 2015 API objectives of our NEOs that were subjectively evaluated to determine, in part, their performance for purposes of calculating their API measure.

John T. Gremp – Chairman and Chief Executive Officer

Mr. Gremp’s 2015 individual performance objectives related to improving execution; maintaining and leveraging market leadership in a challenging industry environment; financial objectives related to developing sustainable, cost efficient and innovative ways to deliver our products and services; and leadership development. Other targets included achieving Subsea Technologies inbound goals, strengthening strategic customer alliances and continuing progress on expanding key strategic platforms, such as our Forsys Subsea joint venture with Technip. Execution goals included maintaining a world-class safety record, with an emphasis on prevention; improving execution globally; and advancing the quality transformation well underway within our Company. Financial objectives were focused on organic revenue growth, earnings before interest and taxes and earnings per share. Finally, leadership development objectives included improving attraction and development processes in order to secure superior management talent to support strategy and developing succession candidates.

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Maryann T. Mannen – Executive Vice President and Chief Financial Officer

Ms. Mannen’s 2015 individual performance objectives reflected her wide range of responsibilities as our Chief Financial Officer. Specific objectives included leading efforts to improve working capital, supporting improved project execution and supporting a more effective global tax strategy. Other objectives were directed at improving balance sheet management and restructuring and strengthening the information technology department. Finally, Ms. Mannen’s individual objectives also related to effective leadership of the investor and analyst relations function, as well as our Company’s long-term planning process.

Douglas J. Pferdehirt – President and Chief Operating Officer

Mr. Pferdehirt’s 2015 individual performance objectives included maintaining market leadership in a challenging industry environment by improving execution, leading significant changes in our operations performance and structure, and focusing on sustainability and cost efficiency. Objectives relating to improving execution included implementation of organization restructuring, supply chain improvement and strengthening customer alliances. Other targets related to restructuring the subsea services organization and introducing integrated business models in Surface Technologies and Subsea Technologies, such as our Forsys Subsea joint venture with Technip. Mr. Pferdehirt’s objectives also included leadership of the quality improvement process and safety initiatives in our business. Finally, Mr. Pferdehirt’s individual targets included talent objectives that were focused on attracting, developing and retaining key leadership talent for the Company.

Tore Halvorsen – Senior Vice President

Mr. Halvorsen’s 2015 individual performance objectives were focused on leading our Subsea Technologies segment through a challenging industry environment by improving delivery and execution and achieving Subsea Technologies inbound goals. Improving delivery and execution was addressed through targets related to an improved execution model; providing more efficient supply chains internally and externally; and establishing a sustainable and competitive cost base for specific product lines. Mr. Halvorsen also had personal targets supporting our strategy primarily through the development and extension of our subsea services business; performance and expansion of Company capabilities in Africa; and enhanced customer relations. Mr. Halvorsen led successful new product introductions and product line enhancements. Finally, Mr. Halvorsen’s personal targets included leadership of safety and quality process improvements, as well as standardization of products as an industry leader.

Dianne B. Ralston – Senior Vice President, General Counsel and Secretary

Ms. Ralston joined the Company on January 25, 2015 when she was named Senior Vice President, General Counsel and Secretary. Ms. Ralston’s 2015 objectives focused on her responsibilities as General Counsel, such as protecting the organization against significant risks and liabilities, serving as the strategic legal advisor to our Board of Directors and executive management and assuring that internal and external legal services were delivered responsibly and cost effectively. Other objectives included strengthening the Company’s existing compliance program, such as developing and implementing the Company’s new Code of Conduct, and implementing improvements to the Company’s contract procedures.

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Long-Term Incentive Compensation

The long-term component of our executive compensation consists of equity awards, which ensures that a significant portion of total compensation is performance-based and tied to the creation of stockholder value, as well as provides our executive officers the opportunity to benefit if our stock price appreciates over the long term. To determine the appropriate target value of equity-based compensation awards for our NEOs, the Compensation Committee considered the size-adjusted median value of equity compensation awards granted by the Industry Peer Group and individual executive performance. Once the Compensation Committee set the target value for each NEO, one-third of the target value was granted in the form of time-based RSUs and two-thirds of the target value was granted in the form of performance-based RSUs. We believe this combination of time-based and performance-based long-term incentives provides performance incentives consistent with our stockholders’ interests and serves as an effective retention vehicle for our NEOs.

The grant date of the annual equity awards is the date of the Compensation Committee meeting each February. As long as an executive remains employed with us through the age of 62, any unvested equity awards (including time-based RSUs and performance-based RSUs) remain outstanding after retirement and are settled on the originally scheduled vesting date. Executives will forfeit unvested awards if they retire prior to age 62. Awards vest immediately in the event of death, disability (as defined in our Incentive Plan) or a qualifying change in control. Performance-based RSU awards vest at 100% of target if death, disability or a change in control occurs during the performance period.

The market value of vested and unvested RSU awards shown in the Outstanding Equity Awards at Fiscal Year-End Table and the realized value of RSU awards shown in the Option Exercises and Stock Vested Table demonstrate both the potential and realized value of equity awards we have issued to our NEOs and the alignment of our executive officers’ personal financial interests with those of our stockholders.

•	Time-Based RSU Awards

In February 2015, the Committee approved grants of time-based RSUs to our NEOs. All RSU awards granted to our executive officers require a minimum of an additional three years of service by the executive before the RSUs vest, which is consistent with peer company practices, and once vested, the executive receives ownership and voting rights of the underlying shares of Common Stock. We utilize vesting periods as a retention incentive.

The grant size of RSUs for each of our NEOs was determined by dividing the target value set for each executive officer by the face value of our Common Stock on the date of grant to determine the number of shares delivered to each officer.

•	Performance-Based RSU Awards

In February 2015, the Compensation Committee approved grants of performance-based RSUs to our NEOs. The linking of our executives’ performance-based equity awards to our achievement of performance targets puts a meaningful portion of our named executives’ targeted equity award at risk. These performance-based equity grants are earned based on the achievement of three equally-weighted performance targets relative to the performance of our OSX peers, which closely align with value creation for our stockholders. EBITDA Growth and ROI are measures for performance-based awards, which are measured after one year, and TSR is a measure for market-based performance awards, which is measured after three years.

•	EBITDA Growth is measured as annual growth in earnings before interest and taxes, excluding depreciation and amortization, which measures our ability to generate profit. The use of this metric facilitates comparison with our OSX peers by excluding the effect of different capital structures and tax rates;

•	ROI is both a measure of profitability, equal to annual net income divided by equity plus long-term debt, as well as how effectively we use capital, and is measured on a relative basis against our OSX peers; and

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•	TSR is measured as the cumulative, three-year return that an investor receives based on the volume-weighted average price and the reinvestment of dividends issued, as measured against our OSX peers.

The vesting period for performance-based RSU awards is three years from the grant date, meaning that although the performance period for ROI and EBITDA Growth is one year, the awards do not vest for three years from the date of grant. None of our executive officers have the ability to adjust the performance measures approved by the Compensation Committee or to waive any conditions established for the performance-based awards once established by the Compensation Committee.

Award Determination Prior to 2015

For performance-based awards granted prior to 2015, a determination of below average, average or above-average performance was made based on actual full-year results for EBITDA Growth and ROI. For TSR, a determination of below average, average or above-average performance was made based on three-year cumulative returns. Prior to 2015, we defined our performance for each of the three performance measures as follows:

Above Average – Our performance exceeds the performance of the midpoint between the third and fourth ranked Industry Peer Group companies;

Average – Our performance is between the midpoint of the third and fourth ranked Industry Peer Group companies and the midpoint between the sixth and seventh ranked Industry Peer Group companies; and

Below Average – Our performance is below the midpoint between the sixth and seventh ranked Industry Peer Group companies.

Award Determination for 2015

The amount of the performance-based RSU award earned by our executive officers can vary between 0 and 200% of the performance-based award amount granted. Beginning in 2015, this is determined by our performance of the three defined measures relative to the performance of our OSX peers. The following table summarizes the relationship between the Company’s performance when compared with the performance of our OSX peers and the associated payout levels for the performance achieved for the award:

Percentage of Target Payout	Company Percentile Rank vs. OSX Peers
200%	Greater than the 80th percentile
100%	50th percentile
50%	35th percentile
0%	Less than 35th percentile

Results falling between the stated thresholds will result in a linearly interpolated payout based on relative ranking.

The payout for the TSR metric is determined based on our cumulative, three-year performance relative to our OSX peers. The payout would follow ranking, but in the event our TSR for the three-year measurement period is negative, the payout would be capped at the target regardless of our relative ranking to our OSX peers.

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In 2015, the payouts were as follows for the performance-based RSUs granted on February 26, 2015:

Performance Measure	Weighting	Performance Period	Vesting Date	Payout
EBITDA Growth	⅓	1 year	January 2, 2018	120%
ROI	⅓	1 year	January 2, 2018	200%
2015 TSR	⅓	3 years	January 2, 2018	To be determined as of December 31, 2017

The final performance-based RSU award each NEO received for 2015 based on EBITDA Growth and ROI is included in the “Number of Shares or Units of Stock that have Not Vested” and “Market Value of Shares or Units of Stock that have Not Vested” columns of the Outstanding Equity Awards at Fiscal Year-End Table.

Perquisites

We provide limited perquisites to our executive officers in order to facilitate the performance of their managerial and external marketing roles and to ensure a competitive total compensation package. The perquisites we provide to our executives may include financial planning and personal tax assistance, personal use of company automobiles, dining club memberships and country club memberships, executive physicals and other minor expenses associated with their business responsibilities. Our executives’ use of company vehicles and dining and country club membership benefits is primarily for business-related travel and entertainment. We require our executives to report personal use of company vehicles and club memberships. We also pay certain travel expenses such as airfare and meals for spouses of our executive officers when they accompany their spouses and when such expenses are considered to be related to the business travel purpose. If an NEO’s perquisites exceed $10,000 in cost to us, the total amount of the perquisites provided by us to that NEO is included in the “All Other Compensation” column of the Summary Compensation Table and the nature of those perquisites are described in a footnote to the table. The value of perquisites deemed to be personal is imputed as income to an executive officer, and we do not gross up for the taxes due on such imputed income.

“Clawback” Provision

Pursuant to our Incentive Plan, our Compensation Committee may, in the event of serious misconduct by a participant, “clawback” and cancel previously granted or earned incentive compensation. In addition, in the event our financial statements are restated as a result of errors, omissions or fraud, our Compensation Committee may, in good faith and to the extent an award exceeds what would otherwise have been awarded based on the restated financial results: (a) cancel any outstanding award granted, in whole or in part, whether or not vested or deferred, to our officers who are identified as being subject to Section 16 (“Section 16 Officers”) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and/or (b) if such restatement occurs after the exercise or payment of an award, require the Section 16 Officers to repay to us any gain realized or payment received upon the exercise or payment of the award valued as of the date of exercise or payment. The Compensation Committee expects to approve any necessary revisions to our Incentive Plan to comply with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) when the SEC approves final rules implementing the requirement.

Stock Ownership and Retention Requirements

The Compensation Committee oversees our executive officer stock ownership and retention policy to ensure a continuing alignment of executive and stockholder interests.

•	Stock Ownership Requirements: An executive officer is required to own shares in an amount equal to a multiple of their base pay. Qualifying shares include directly-held stock,

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RSU awards not subject to performance, shares held in the U.S. Qualified Savings Plan (as defined below in “Savings Plans”) and shares held in the U.S. Non-Qualified Savings Plan (as defined below in “Savings Plans”). Each executive officer has five years to satisfy a new or increased ownership multiple, pro-rated 20% each year, from the effective date of appointment or increased ownership multiple. All of our executive officers met such ownership requirements in 2015. The multiple for each of the NEOs is provided in the following table:

Named Executive Officer	Multiple of Base Pay
John T. Gremp	6.0
Maryann T. Mannen	5.0
Douglas J. Pferdehirt	5.0
Tore Halvorsen	4.0
Dianne B. Ralston	4.0

•	Stock Retention Requirements: An executive officer is required to retain, for a period of at least one year after the vesting date, shares equivalent to at least one-half of the net after-tax number of shares deposited in his or her account for RSU awards. The purpose of this additional requirement is to impose a holding period during which our executives must retain ownership of a significant portion of vested equity compensation awards.

We believe that the combination of the stock ownership and stock retention requirements focus our executives on our long-term value by aligning their interests with the long-term interest of our stockholders. We regularly evaluate and monitor compliance with our stock ownership and retention policy, and the Board reviews compliance on at least an annual basis. All executive officers, including all NEOs, met their ownership and retention requirements under our policy in 2015.

Insider Trading and Speculation in Company Stock

We have established policies that prohibit our officers, directors and certain employees from engaging in discretionary transactions involving our securities while in possession of material, non-public information or otherwise using such information in any manner that would violate applicable laws and regulations.

To align the economic risk of ownership of management and stockholders, our stock ownership and retention policy also prohibits all officers and their immediate families from directly or indirectly speculating in Company stock, including derivative transactions, hedging and pledging activities, short selling, the sale or purchase of options in Company stock and borrowing against Company stock.

Deductibility of Executive Compensation under Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “IRC”), generally disallows a tax deduction to public corporations for non-performance-based compensation in excess of $1 million paid for any fiscal year to certain NEOs. Certain performance-based compensation subject to performance criteria approved by stockholders is not subject to this limitation, and our stockholders last reapproved the material terms of the performance goals under our Incentive Plan at our 2013 Annual Meeting of Stockholders.

In its review and establishment of compensation programs and awards for executive officers, the Compensation Committee considers the anticipated deductibility or non-deductibility of the compensation as a factor in assessing whether a particular compensatory arrangement is appropriate. However, the Compensation Committee reserves the right to approve compensation paid to our executive officers that is not tax deductible if the Compensation Committee determines that it is in the best interests of our Company and our stockholders.

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Defined Benefit Pension Plans

U.S.Defined Benefit Plan

A longer term element of compensation for our executive officers is our retirement programs. All of our U.S.-based executive officers with more than five years of service as of December 31, 2009 participate in the pension plan (the “U.S. Pension Plan”) that provides income replacement retirement benefits. We believe our pension plan design is an effective retention vehicle and that it has been a significant factor in the long tenure of our executive team and, consequently, the depth of our executive team’s experience with our businesses. The same benefit calculation formula is used for our executive officers as is used for all of our U.S.-non-bargaining unit employees. The U.S. Pension Plan is designed to provide retirement income to all of our current employees who meet the minimum service requirement of five years or who retire on or after age 65. The pension payment is based on “final average pay,” which is calculated for the period that includes the employee’s highest 60 consecutive months of pay in the final 120 months of service, and includes base pay and annual non-equity incentive bonus in the calculation. Eligible earnings under the provisions of the U.S. Pension Plan do not include the value of the equity grants (stock options or RSU awards), matching contributions to our U.S. Qualified Savings Plan (as defined below in “Savings Plans“) and/or deferrals or Company contributions to our U.S. Non-Qualified Savings Plan (as defined below in “Savings Plans”) or perquisites.

The U.S. Pension Plan is qualified under the IRC. The U.S. Internal Revenue Service (the “IRS”) limits the amount of compensation on which retirement benefits can be earned and the amounts payable by a tax qualified defined benefit pension plan.

We also have a U.S. non-qualified defined benefit pension plan (the “U.S. Non-Qualified Pension Plan)” to provide the benefits based on earnings above the IRS limits as well as benefits based upon deferrals made to the U.S. Non-Qualified Savings Plan that are not permitted under the U.S. Pension Plan. All of our U.S.-based executive officers with more than five years of service as of December 31, 2009 participate in the U.S. Non-Qualified Pension Plan. The U.S. Non-Qualified Pension Plan uses the same pension benefit formula as the tax-qualified U.S. Pension Plan. The benefits under this plan are our general obligations and are not protected by the IRC or the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

Effective January 1, 2010, the U.S. Pension Plan and the U.S. Non-Qualified Pension Plan were closed to new entrants and frozen for employees, including executive officers, with less than five years of vesting service as of December 31, 2009. Accordingly, executive officers hired after January 1, 2010 do not participate in the U.S. Pension Plan or the U.S. Non-Qualified Pension Plan.

Norwegian Pension Program

Mr. Halvorsen is our only NEO who is not U.S.-based and he is covered under the Norwegian Pension Program (the “Norwegian Pension Program”). The Norwegian Pension Program is designed to provide employees based in Norway with targeted total pension payment of 65% of their final salary based on 30 years of service. For service less than 30 years, the payment is reduced proportionately. This benefit is offset by any state or government provided social security benefits. The salary included in the benefit calculation is limited to 12 times the National Insurance Base Amount, which was NOK90,068 ($11,090), effective May 1, 2015 through the end of 2015. The amount in U.S. dollars is based on an average currency exchange rate at month-end over the full year. The Norwegian Pension Program was frozen to new participants and those employees who were under age 52 as of January 1, 2013. Mr. Halvorsen is not impacted by these changes.

In addition, a supplementary pension program (the “Norwegian Supplementary Program”) was established in Norway, effective January 1, 2007, to provide benefits for salary in excess of 12 times the National Insurance Base Amount, which is not covered under the Norwegian Pension Program. The Norwegian Supplementary Program provides a pension payment of 49% of final salary exceeding 12 times the National

47

Insurance Base Amount for 30 years of service beginning on or after January 1, 2007. For service less than 30 years, the pension payment is reduced proportionately.

Savings Plans

U.S. Savings Plan

All of our U.S.-based employees, including our executives, are eligible to participate in our tax-qualified savings and investment plan (the “U.S. Qualified Savings Plan”). This plan provides an opportunity for employees to save for retirement on both a pre-tax and after-tax basis. Employees exceeding the IRS compensation limit for highly compensated employees can contribute between 2% and 20% of base pay and eligible incentives through pre-tax and after-tax contributions up to the maximum amount prescribed by law and our limits, and employees not considered highly compensated under IRS regulations can contribute up to 75% of base pay and eligible incentives. For non-bargaining unit employees, we match 100% up to the first 5% of each employee’s contributions. Participants are 100% vested in their contributions and the employer matching contributions. For annual compensation that exceeds the maximum compensation limit required by the IRC for our U.S. Qualified Savings Plan, we contribute 5% of such excess to that employee’s non-qualified savings plan account discussed below.

In addition, effective January 1, 2010, a 4% non-elective contribution is made for all eligible non-union employees hired or rehired on or after January 1, 2010, and current non-union participants with less than five years of vesting service as of December 31, 2009. Eligible participants become vested in their non-elective contributions after three years of service.

Our U.S.-based executives are eligible to participate in a pre-tax non-qualified defined contribution plan (the “U.S. Non-Qualified Savings Plan”), which provides our executives and other eligible employees with the opportunity to participate in a tax advantaged savings plan comparable to the U.S. Qualified Savings Plan. The investment options offered to participants in the U.S. Non-Qualified Savings Plan are similar to those offered in our U.S. Qualified Savings Plan. Participants may elect to defer up to 75% of their base pay or annual non-equity incentive bonus into the U.S. Non-Qualified Savings Plan. We contribute 5% of the employee’s contributions to the U.S. Non-Qualified Savings Plan. Participants are 100% vested in their contributions and the employer matching contributions. All vested funds must be distributed upon an employee’s termination or retirement from our Company. For those eligible participants in the U.S. Non-Qualified Savings Plan eligible to receive the non-elective contribution, we will contribute an additional 4% of the employee’s contributions to the U.S. Non-Qualified Savings Plan. In addition, for these eligible participants, we will contribute 4% of the annual compensation that exceeds the maximum compensation limit required by the IRC for our U.S. Qualified Savings Plan to the U.S. Non-Qualified Savings Plan. Similar to the U.S. Qualified Savings Plan, eligible participants in the U.S. Non-Qualified Savings Plan become vested in their non-elective contributions after three years of service.

International Savings Plan

Mr. Halvorsen is eligible to participate in a non-qualified defined contribution plan administered in the United Kingdom (the “International Savings Plan”). Participation in this plan is generally restricted to key employees with a salary grade of 20 or above, who are not subject to U.S. taxes, and not citizens of the United States, Canada or the Cayman Islands. Exceptions to the salary grade for eligibility can be made by our Company. Participants can contribute up to 75% of base pay and eligible incentives. We match up to the first 5% of each employee’s contributions. Both the contributions to the International Savings Plan and the distributions from the International Savings Plan are made in U.S. dollars. Participants are vested on a five-year graded vesting schedule for employer contributions. All vested funds must be distributed upon an employee’s termination or retirement from our Company.

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Executive Severance Benefits

General Benefits

It is our policy to offer severance benefits to our executive officers because we believe that severance benefits provide important financial protection to our executive officers in the event of involuntary job loss, are consistent with the practices of peer companies and are appropriate for the retention of executive talent. Under our executive severance plan, executive officers who are terminated without cause are entitled to receive 15 months of severance pay (limited to base pay and the executive’s target annual non-equity incentive bonus), their pro-rated target annual non-equity incentive bonus through the date of termination, the continuation of medical and dental benefits for 15 months at the employee premium rate, outplacement assistance, and financial planning and tax preparation assistance for the last calendar year of employment. See “Potential Payments Upon Termination” for a further description of the terms and potential amounts payable under the executive severance plan. The availability of these severance benefits is conditioned on the executive’s compliance with non-disclosure, non-compete and non-solicitation covenants.

In the event of a termination without cause, termination for good reason or voluntary retirement, any performance-based incentive payments are subject to our actual attainment of performance goals. The terms of our executive severance plan are consistent with the market practice of large public companies surveyed by Meridian. Change in control severance benefits, as described below, and severance benefits are exclusive of one another, and in no circumstance would any NEO receive benefits under both a change in control and the executive severance plan.

Change in Control Benefits

It is our policy to offer a change in control benefit to our executive officers to ensure that they have an incentive to continue to work in our best interests during the period of time when a change in control transaction is taking place and in order to ensure we have the ability to maintain continuity of management. It is also our policy to provide this benefit in order to provide our executives with the assurance they will not be adversely affected by a change in control transaction without fair compensation, provided their termination is not required for cause. Finally, we believe an executive severance agreement is necessary to remain competitive in the market for skilled and experienced executive talent. Our change in control benefits do not include the payment of tax gross-ups. See “Potential Payments Upon Change in Control” for a further description of the terms and potential amounts payable under these agreements.

The benefits payable upon a change in control are comparable to benefits executives in similar positions at peer companies are eligible for under their change in control agreements. The competitive nature of these benefits is annually reviewed and analyzed by the Compensation Committee with the assistance of the Committee’s compensation consultant, Meridian.

All executive severance agreements entered into with our executive officers contain what is commonly referred to as “double triggers.” Under these agreements, the severance benefits are only payable if, in addition to the qualifying change in control, the executive officer is terminated by the Company without cause or the executive terminates employment for good reason when his or her responsibilities are materially changed, his or her salary and/or benefits are materially reduced and/or his or her location is significantly changed. In such circumstances, executive officers are entitled to receive one to three times their annual base pay and one to three times the executive’s annual target non-equity incentive bonus; a pro-rated payment equal to the amount of the executive’s annual target non-equity incentive bonus for the year the executive is terminated; accrued but unpaid base pay and unused paid time off pay; elimination of ownership and retention guidelines; three years of additional age and service credit for purposes of benefit determination in the U.S. Non-Qualified retirement plans or the Norwegian Pension Program; health care, life, accidental death and dismemberment insurance and long-term disability insurance coverage for 18 months at employee premium rates; and outplacement services.

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Compensation Committee Report

The Compensation Committee establishes and oversees the design and functioning of FMC Technologies’ executive compensation program. The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with the management of the Company. Based on this review and discussion, the Compensation Committee recommends to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the Annual Meeting.

Submitted by the Compensation Committee of the Board of Directors:

Thomas M. Hamilton, Chair
Mike R. Bowlin
Clarence P. Cazalot, Jr.
Claire S. Farley
Peter Mellbye
Richard A. Pattarozzi
James M. Ringler

Summary Compensation Table for the Year Ended December 31, 2015

The following table summarizes the compensation earned by each of our NEOs from all sources for services rendered in all of their capacities to us during the fiscal year ended December 31, 2015. Mr. Gremp served as Chairman, President and CEO from January 1, 2015 to May 11, 2015, and thereafter, he continued in his role as Chairman and CEO. Mr. Pferdehirt was Executive Vice President and Chief Operating Officer from January 1, 2015 to May 11, 2015 and was promoted to President and Chief Operating Officer, effective May 12, 2015.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)(3)	Total ($)(1)(2)
John T. Gremp	2015	$1,017,500	—		$6,714,387		$738,705	$239,118	$137,538	$8,847,248
Chairman and	2014	974,167	—		6,653,138		1,865,286	4,255,541	144,225	13,892,357
Chief Executive Officer	2013	937,500	—		6,515,359		684,609	327,511	135,123	8,600,102
Maryann T. Mannen	2015	$559,706	—		$4,897,951	(4)	$292,167	$200,293	$79,843	$6,029,960
Executive Vice President and	2014	548,297	—		2,354,128		752,675	1,400,180	75,276	5,130,556
Chief Financial Officer	2013	525,944	—		2,171,800		273,491	—	66,731	3,037,966
Douglas J. Pferdehirt	2015	$749,858	—		$5,377,576	(4)	$473,910	—	$157,466	$6,758,810
President and	2014	737,179	—		2,661,183		1,190,544	—	120,377	4,709,283
Chief Operating Officer	2013	712,250	—		2,416,063		441,595	—	57,967	3,627,875
Tore Halvorsen(5)	2015	$415,678	—		$3,918,401	(4)	$180,820	—	$21,720	$4,536,619
Senior Vice President	2014	524,021	—		1,637,629		654,371	416,294	27,079	3,259,394
	2013	544,111	—		1,628,815		241,177	194,938	45,032	2,654,073

Dianne B. Ralston	2015	$504,167	$500,000	(6)	$3,498,909	(6)	$219,313	—	$39,344	$4,761,733
Senior Vice President,
General Counsel and Secretary

(1)	Amounts disclosed in the “Stock Awards” column represent the sum of the aggregate grant date fair value of time-based RSUs and performance-based RSUs subject to performance conditions and subject to market conditions. Determination of fair value was made in accordance with the SEC proxy disclosure rules and FASB ASC Topic 718. With respect to time-based RSUs and performance-based RSUs subject to performance conditions, the grant date fair value of such awards was based on our share price on the grant date of the awards. For performance-based RSUs subject to performance conditions, the grant date fair value was based on the assumption that target performance is probable to occur, determined as of the date of grant. With respect to performance-based RSUs subject to market conditions, the aggregate grant date fair value was determined utilizing a Monte Carlo simulation as disclosed in our Annual Report on Form 10-K filed on February 24, 2016.

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The maximum award value of performance-based RSUs subject to both performance conditions and market-based conditions is shown in the table below. The methodology used in this table is the same as in the Summary Compensation Table for the performance-based RSUs. The performance-based RSUs achieved an award value of 160% in 2015 (performance conditions only), 200% in 2014 (performance conditions only) and 167% in 2013 based upon our stated performance measures. TSR, which is the market-based performance factor for the 2015 RSUs, is based on a cumulative three-year period and is currently valued at the target 100% value.

Name	Year	Maximum Award Value
John T. Gremp	2015	$8,762,148
	2014	8,972,942
	2013	9,030,766
Maryann T. Mannen	2015	$3,129,314
	2014	3,174,962
	2013	3,010,282
Douglas J. Pferdehirt	2015	$3,755,210
	2014	3,589,112
	2013	3,348,884
Tore Halvorsen	2015	$2,503,482
	2014	2,208,672
	2013	2,257,692
Dianne B. Ralston	2015	$1,564,624

(2)	The amounts in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column reflect the actuarial increase in the present value of the NEO’s benefits at the first retirement date with unreduced benefits (age 62 for U.S. Pension programs and age 67 for the Norwegian pension programs) under all of our pension plans. These amounts are determined using interest rates and mortality rate assumptions consistent with those used in our audited consolidated financial statements for the fiscal year ended December 31, 2015, included in our Annual Report on Form 10-K filed with the SEC on February 24, 2016. All non-qualified deferred compensation earnings are market-based investments, and therefore, are not included in this column.

(3)	The amounts reflected in the “All Other Compensation” column for the fiscal year ended December 31, 2015 for Mr. Gremp include a Company-paid life insurance premium of $4,226, contributions to the U.S. Qualified Savings Plan and U.S. Non-Qualified Savings Plan of $83,371, payments for personal use of club membership, financial planning and personal tax assistance, personal use of automobiles and reimbursed costs for spouse travel for certain business functions.

The amounts reflected in the “All Other Compensation” column for the fiscal year ended December 31, 2015 for Ms. Mannen include a Company-paid life insurance premium of $1,517, contributions to the U.S. Qualified Savings Plan and U.S. Non-Qualified Savings Plan of $41,130 and payments for personal use of club membership, financial planning and personal tax assistance.

The amounts reflected in the “All Other Compensation” column for the fiscal year ended December 31, 2015 for Mr. Pferdehirt include a Company-paid life insurance premium of $2,230, contributions to the U.S. Qualified Savings Plan and U.S. Non-Qualified Savings Plan of $112,683 and payments for personal use of club membership, financial planning and personal tax assistance, an executive physical, personal use of automobiles and reimbursed costs for spouse travel for certain business functions.

The amounts reflected in the “All Other Compensation” column for the fiscal year ended December 31, 2015 for Mr. Halvorsen include a Company-paid life insurance premium of $468 and contributions to the International Savings Plan of $21,252.

The amounts reflected in the “All Other Compensation” column for the fiscal year ended December 31, 2015 for Ms. Ralston include a Company-paid life insurance premium of $641, contributions to the U.S. Qualified Savings Plan of $21,735 and payments for financial planning and personal tax assistance.

(4)	In addition to the annual non-equity incentive awards for 2015, retention bonuses in the form of RSUs were granted to certain executives at the May 2015 Board of Directors meeting. Details of the awards are in the Grants of Plan-Based Awards table.

(5)	The amounts reported as salary, non-equity incentive compensation and all other compensation for Mr. Halvorsen were paid in Norwegian Kroner. These amounts were converted to U.S. dollars in the Summary Compensation Table. The conversion rate was derived from an average of the Norwegian Kroner to U.S. dollar exchange rates on the last day of each month during 2015. The monthly salary amount paid to Mr. Halvorsen for each month in 2015 was equal for each such month.

(6)	In order to attract Ms. Ralston to join our Company in 2015 and to make her whole for forfeited compensation at her prior company, she received the following one-time payments: (i) a cash bonus of $500,000 and (ii) an additional equity grant in the form of time-based RSUs valued at $2,300,000 that will vest proportionately over three years from her start date, January 26, 2015. The first third of the RSUs vested on January 26, 2016.

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Grants of Plan-Based Awards Table

Shown below is information with respect to plan-based awards made in 2015 to each NEO.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards:	All Other Option Awards:	Exercise	Grant Date
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Number of Shares of Stock or Units (#)	Number of Securities Underlying Options (#)	or Base Price of Option Awards ($/Sh)	Fair Value of Stock and Option Awards ($)(1)
John T. Gremp	2015	$0	$1,221,000	$2,442,000					0	$0
	2/26/2015 TB							58,362			$2,333,313
	2/26/2015 PB				0	77,816	155,632				3,111,084
	2/26/2015 PB-m				0	38,909	77,818				1,269,990
Maryann T. Mannen	2015	$0	$503,735	$1,007,470					0	$0
	2/26/2015 TB							20,843			$833,303
	2/26/2015 PB				0	27,792	55,584				1,111,124
	2/26/2015 PB-m				0	13,895	27,790				453,533
	5/6/2015 TB							57,830			2,499,991
Douglas J. Pferdehirt	2015	$0	$799,849	$1,599,698					0	$0
	2/26/2015 TB							25,012			$999,980
	2/26/2015 PB				0	33,350	66,700				1,333,333
	2/26/2015 PB-m				0	16,675	33,350				544,272
	5/6/2015 TB							57,830			2,499,991
Tore Halvorsen	2015	$0	$311,759	$623,518					0	$0
	2/26/2015 TB							16,675			$666,667
	2/26/2015 PB				0	22,234	44,468				888,915
	2/26/2015 PB-m				0	11,116	22,232				362,826
	5/6/2015 TB							46,264			1,999,993
Dianne B. Ralston	2015	$0	$378,125	$756,250					0	$0
	1/26/2015 TB							60,177			$2,299,965
	2/26/2015 TB							10,421			416,632
	2/26/2015 PB				0	13,896	27,792				555,562
	2/26/2015 PB-m				0	6,947	13,894				226,750

(1)	The amounts disclosed in the “Grant Date Fair Value of Stock and Option Awards” column represent the grant date fair value of time-based RSUs, performance-based RSUs subject to performance conditions and performance-based RSUs subject to market conditions. The determination of fair value was made in accordance with the SEC proxy disclosure rules and FASB ASC Topic 718. Each NEO’s time-based awards are represented in the first amount in the “Grant Date Fair Value of Stock and Option Awards” column, performance-based awards subject to performance conditions are reflected in the second amount of such column (PB) and performance-based awards subject to market conditions are shown in the third amount of such column (PB-m). With respect to time-based RSUs and performance-based stock units subject to performance conditions, the grant date fair value of such awards was based on our share price on the grant date of the awards. For performance-based RSUs subject to performance conditions, the grant date fair value was based on the assumption that target performance is probable to occur, determined as of the date of grant. With respect to performance-based RSUs subject to market conditions, the grant date fair value of such award was determined utilizing a Monte Carlo simulation as disclosed in our Annual Report on Form 10-K filed on February 24, 2016.

We did not make any grants of stock options or stock appreciation rights in 2015 under the Incentive Plan for services rendered during 2015 to any of the NEOs. For a description of the material terms of the RSU awards, including the vesting schedules and a description of the performance targets and potential award amounts for those restricted shares subject to performance-based conditions, see the descriptions set forth in “Compensation Discussion and Analysis.” Dividends would be payable on RSU awards that we issued only if and when dividends are declared and paid on our Common Stock.

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Outstanding Equity Awards at Fiscal Year-End Table

	OPTION AWARDS					STOCK AWARDS(2)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have Not Vested (#)	Market Value of Shares or Units of Stock that have Not Vested ($)(1)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights that have Not Vested (#)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights that have Not Vested ($)
John T. Gremp	—	—	—	—	—	579,658	$16,815,878	—	—
Maryann T. Mannen	—	—	—	—	—	260,179	7,547,792	—	—
Douglas J. Pferdehirt	—	—	—	—	—	291,066	8,443,824	—	—
Tore Halvorsen	—	—	—	—	—	198,374	5,754,829	—	—
Dianne B. Ralston	—	—	—	—	—	99,778	2,894,559	—	—

(1)	The market value of shares that have not vested is calculated using the closing price of $29.01 of our Common Stock on December 31, 2015.

(2)	The outstanding RSU awards presented above include awards in the amounts and with the vesting dates in the table below. Note that the individual grant awards have been rounded to the nearest full share and do not reflect any partial shares. (TB–time based; PB–performance based; PB-m–performance, market based).

Executive Officer	RSU Grant Date	RSU Grant Amount	RSU Vesting Date
John T. Gremp	2/21/2013 TB	39,246	1/4/2016
	2/21/2013 PB	104,656	1/4/2016
	2/21/2013 PB-m	26,164	1/4/2016
	2/27/2014 TB	43,342	1/2/2017
	2/27/2014 PB	115,580	1/2/2017
	2/27/2014 PB-m	28,894	1/2/2017
	2/26/2015 TB	58,362	1/2/2018
	2/26/2015 PB	124,505	1/2/2018
	2/26/2015 PB-m	38,909	1/2/2018
Maryann T. Mannen	2/21/2013 TB	13,082	1/4/2016
	2/21/2013 PB	34,884	1/4/2016
	2/21/2013 PB-m	8,722	1/4/2016
	2/27/2014 TB	15,336	1/2/2017
	2/27/2014 PB	40,896	1/2/2017
	2/27/2014 PB-m	10,224	1/2/2017
	2/26/2015 TB	20,843	1/2/2018
	2/26/2015 PB	44,467	1/2/2018
	2/26/2015 PB-m	13,895	1/2/2018
	5/6/2015 TB	57,830	5/6/2018
Douglas J. Pferdehirt	2/21/2013 TB	14,553	1/4/2016
	2/21/2013 PB	38,808	1/4/2016
	2/21/2013 PB-m	9,703	1/4/2016
	2/27/2014 TB	17,336	1/2/2017
	2/27/2014 PB	46,232	1/2/2017
	2/27/2014 PB-m	11,557	1/2/2017
	2/26/2015 TB	25,012	1/2/2018
	2/26/2015 PB	53,360	1/2/2018
	2/26/2015 PB-m	16,675	1/2/2018
	5/6/2015 TB	57,830	5/6/2018

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Executive Officer	RSU Grant Date	RSU Grant Amount	RSU Vesting Date
Tore Halvorsen	2/21/2013 TB	9,811	1/4/2016
	2/21/2013 PB	26,164	1/4/2016
	2/21/2013 PB-m	6,541	1/4/2016
	2/27/2014 TB	10,668	1/2/2017
	2/27/2014 PB	28,448	1/2/2017
	2/27/2014 PB-m	7,113	1/2/2017
	2/26/2015 TB	16,675	1/2/2018
	2/26/2015 PB	35,574	1/2/2018
	2/26/2015 PB-m	11,116	1/2/2018
	5/6/2015 TB	46,264	9/6/2017
Dianne B. Ralston	1/26/2015 TB	20,059	1/26/2016
	1/26/2015 TB	20,059	1/26/2017
	1/26/2015 TB	20,059	1/26/2018
	2/26/2015 TB	10,421	1/2/2018
	2/26/2015 PB	22,233	1/2/2018
	2/26/2015 PB-m	6,947	1/2/2018

Option Exercises and Stock Vested Table

Shown below is information for each of the NEOs with respect to options to purchase Common Stock exercised in 2015 and RSU awards vested in 2015.

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John T. Gremp	—	—	95,967	$4,464,385
Maryann T. Mannen	—	—	30,708	1,428,536
Douglas J. Pferdehirt	—	—	55,408	2,088,247
Tore Halvorsen	—	—	25,911	1,205,380
Dianne B. Ralston	—	—	—	—

Pension Benefits Table

The table below shows the present value of accumulated benefits payable to each of the NEOs, including the number of years of service credited to each such NEO, under each of our pension plans determined using interest rate and mortality rate assumptions consistent with those used in our financial statements. Credited years of service for each of the NEOs under the pension plans include years of service with our former parent company. The U.S. Pension Plan and the Norwegian Pension Program values are the present value

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of accrued benefits at the first retirement date for unreduced benefits. The U.S. Non-Qualified Pension Plan value is the present value at December 31, 2015 of the lump sum payable at the first retirement date for unreduced benefits.

		Number of
		Years of
		Credited	Present Value of
		Service as	Accumulated	Payments During
Name	Plan Name	of 12/31/2015	Benefit as of 12/31/2015(2)	Last Fiscal Year
John T. Gremp	U.S. Pension Plan	40.4	$1,807,799	0
	U.S. Non-Qualified Pension Plan		14,241,398	0
Maryann T. Mannen	U.S. Pension Plan	29.7	958,105	0
	U.S. Non-Qualified Pension Plan		2,914,792	0
Douglas J. Pferdehirt(1)	U.S. Pension Plan	N/A	N/A	N/A
	U.S. Non-Qualified Pension Plan	N/A	N/A	N/A
Tore Halvorsen	Norwegian Pension Program	35.2	507,460	0
	Norwegian Supplementary Program		605,043	0
Dianne B. Ralston(1)	U.S. Pension Plan	N/A	N/A	N/A
	U.S. Non-Qualified Pension Plan	N/A	N/A	N/A

(1)	Effective January 1, 2010, the U.S. Pension Plan and the U.S. Non-Qualified Pension Plan were closed to new entrants and frozen for employees, including executive officers, with less than five years of vesting service as of December 31, 2009. Accordingly, since Mr. Pferdehirt and Ms. Ralston were hired after January 1, 2010, neither participates in the U.S. Pension Plan or the U.S. Non-Qualified Pension Plan.
(2)	Assumptions in Pension Benefits Table:
Present value of accumulated benefit as of December 31, 2015 reflects (for all but Messrs. Pferdehirt and Halvorsen and Ms. Ralston):
	•	Present value of U.S. Pension Plan benefit calculated as amount payable at first unreduced age using December 31, 2015 FASB ASC Topic 715 disclosure assumptions (4.7%, RP-2014 adjusted with modified MP-2014 projection scale with long-term rate plan improvement of 0% in 2027) and reflecting discounting of present value back to December 31, 2015 using FASB ASC Topic 715 interest only (4.7%);
	•	Present value of U.S. Non-Qualified Pension Plan benefit calculated as amount payable at first unreduced age using December 31, 2015 FASB ASC Topic 715 assumptions (2.9%, 417(e) 2015 for lump sums and 4.7% for five-year certain annuity) and reflecting discounting of present value back to December 31, 2015 using FASB ASC Topic 715 interest only (4.7%); and
	•	Unreduced benefits are first available at age 62 (or current age, if later) under the U.S. Pension Plan and the U.S. Non-Qualified Pension Plan.
	•	Present value of benefits as of December 31, 2015 reflects (for Mr. Halvorsen):
	•	Present value of Norwegian Pension Program and Norwegian Supplementary Program benefits accrued through December 31, 2015;
	•	Present value of benefits calculated as amount payable at first unreduced age using December 31, 2015 FASB ASC Topic 715 disclosure assumptions (2.5% discount rate, K2013FT mortality, 0.1% pension increase rate); and
	•	Unreduced benefits are first available at age 67 under the Norwegian Pension Program and the Norwegian Supplementary Program.

U.S. Pension Plan

Benefit Formula

Our U.S. Pension Plan is a defined benefit plan that provides eligible employees having five or more years of service a pension benefit for retirement. Years of credited service and final average yearly earnings are used to calculate the pension benefit. The final average yearly earnings are based on the highest 60

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consecutive months out of the final 120 months of compensation. The normal annual retirement benefit is the product of (a) and (b) below:

(a)	the sum of:

	(i)	1% of the participant’s final average yearly earnings up to the Social Security Covered Compensation Base (defined as the average of the maximum Social Security taxable wages bases for the 35-year period ending in the year in which Social Security retirement age is reached) plus 1.5% of the participant’s final average yearly earnings in excess of the Social Security covered compensation base multiplied by the participant’s expected years of credited service at age 65 up to 35 years of credited service; and

	(ii)	1.5% of the participant’s final average yearly earnings multiplied by the participant’s expected years of credited service at age 65 in excess of 35 years of credited service; and

(b)	the ratio of actual years of credited service to expected years of credited service at age 65.

Eligible Earnings

Eligible earnings under the U.S. Pension Plan for the NEOs (excluding Mr. Pferdehirt, Mr. Halvorsen and Ms. Ralston) include the base pay and annual non-equity incentive bonus paid by us to the executives for each plan year. Equity compensation, such as RSU and stock option awards, and deferrals to the U.S. Non-Qualified Savings Plan, are not included. The IRS limits the annual amount of earnings that may be taken into account for the U.S. Pension Plan to remain qualified under the IRC. Since all of the NEOs’ eligible earnings exceed that limit, the eligible earnings for each of the NEOs (except Mr. Pferdehirt, Mr. Halvorsen and Ms. Ralston) under the U.S. Pension Plan is the same amount, which was $265,000 for 2015.

The Pension Plan limits annual pension benefits to IRS requirements for tax-qualified retirement plans. This amount was $210,000 in 2015.

Early Retirement

The U.S. Pension Plan’s “early retirement” eligibility is on or after the participant’s 55th birthday with ten years of service. All of the NEOs in the U.S. Pension Plan who are age 55 or older are eligible to receive early retirement benefits under the U.S. Pension Plan.

A participant in the U.S. Pension Plan who retires on or after their “early retirement date” is entitled to receive the early retirement benefit, which is equal to the normal retirement benefit reduced by ⅓ of 1% for each month by which the commencement of the participant’s early retirement benefit precedes the participant’s 62nd birthday. A participant in the U.S. Pension Plan whose employment terminates prior to their early retirement date is entitled to receive an early retirement benefit payable after the attainment of age 55, which is equal to the normal retirement benefit reduced by ½ of 1% for each month by which the commencement of the participant’s early retirement benefit precedes the participant’s 65th birthday.

Payment of Pension Benefit

The normal retirement benefit is an individual life annuity for single retirees and 50% joint and survivor annuity for married retirees. The U.S. Pension Plan also provides for a variety of other methods for receiving pension benefits such as 75% and 100% joint and survivor annuities, level income and lump sum for benefits with lump sum values of $1,000 or less. The levels of annuities are actuarially determined based on the age of the participant and the age of the participant’s spouse for joint and survivor annuities. The actuarial reduction for a participant and spouse who are both age 62 is 7.9% from the normal retirement benefit for the 50% joint and survivor annuity, 11.4% from the normal retirement benefit for the 75% joint and survivor annuity and 14.7% from the normal retirement benefit for the 100% joint and survivor annuity. The level income annuity pays increased benefits to the retiree until Social Security benefits begin at age 62

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and reduces the benefit after age 62 so that the total of the retirement benefit and Social Security benefits is approximately equal before and after age 62.

U.S. Non-Qualified Pension Plan

We have also established a U.S. Non-Qualified Pension Plan that provides employees with a “mirror” pension benefit under a non-qualified retirement plan for benefits limited under the U.S. Pension Plan for (1) limitations due to the IRS maximum annual pension benefit limit, (2) earnings that exceed the IRS limitations on earnings eligible for the tax-qualified U.S. Pension Plan and (3) deferred compensation not included in the pensionable earnings definition in the U.S. Pension Plan. The normal form of payment for the U.S. Non-Qualified Pension Plan is a lump sum distribution. In addition, a participant may elect to receive his benefit in monthly installments payable over five years. The actuarial equivalence assumption for interest rates is based on the lesser of the 30-year Treasury Rate in effect for October of the year prior to termination and 6%. Distributions will be made upon separation from service. Distributions for “key employees” as defined by the IRC will be paid no sooner than six months after separation from service. All of the NEOs are key employees. However, Mr. Pferdehirt, Mr. Halvorsen and Ms. Ralston do not participate in the U.S. Non-Qualified Pension Plan.

Norwegian Pension Program

The Norwegian Pension Program is designed to provide Norwegian employees with a targeted total pension payment of 65% of final salary based on 30 years of service. For service less than 30 years, the pension payment is reduced proportionately. This pension payment is offset by any state or government provided social security benefits. The salary included in the benefit calculation is limited to 12 times the National Insurance Base Amount, which is NOK90,068 ($11,090), effective May 1, 2015 through the end of 2015. The amount in U.S. dollars is based on an average currency exchange rate at month end over the full year. Normal retirement age for Norwegian employees is age 67. Pension payments are payable at normal retirement, disability or pre-retirement death in the form of an individual life annuity. The Norwegian Pension Program was frozen to new participants and those employees who were under age 52 as of January 1, 2013.

Norwegian Supplementary Program

In addition, our pension plan in Norway, effective January 1, 2007, provides benefits above the salary limit. This supplemental plan provides a pension payment of 49% of final salary in excess of 12 times the Base Amount based on 30 years of service. Years of credited service for a Norwegian employee under the supplemental plan is calculated from the later of date of commencement of employment and January 1, 2007. For service less than 30 years, the pension payment is reduced proportionately. Normal retirement age for Norwegian employees is age 67. Benefits are payable at normal retirement, disability or pre-retirement death in the form of individual life annuities.

Non-Qualified Deferred Compensation Table

Pursuant to our U.S. Non-Qualified Savings Plan, certain of our employees, including our NEOs (excluding Mr. Halvorsen), may defer up to 75% of base pay and annual non-equity incentive bonuses after exceeding IRS limits on contributions to the U.S. Qualified Savings Plan. Ms. Ralston will be eligible to participate in the U.S. Non-Qualified Savings Plan beginning January 1, 2016. Mr. Halvorsen is eligible to participate in the International Savings Plan and may defer up to 75% of base pay and annual non-equity incentive compensation. For the U.S. Non-Qualified Savings Plan, deferral elections are made by eligible employees in November or December of each year for amounts earned (or granted with regard to incentive compensation awards) in the following year. The investment options are publicly available mutual funds and our Common Stock. Our matching contribution will be made in the same investment allocations that the participant selects for his or her contributions to the plan. In addition, the NEOs who participate in the U.S.

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Non-Qualified Savings Plan may elect to defer all or any portion of their base pay and annual non-equity incentive bonus payments for the current year under the U.S. Non-Qualified Savings Plan, and the deferred amounts will be deemed as being invested in any funds available under the U.S. Non-Qualified Savings Plan. Participants in the International Savings Plan can change their deferral elections throughout the year.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)(3)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(4)
John T. Gremp	$18,653	$70,121	$(263,976)	—	$1,164,774
Maryann T. Mannen	5,382	27,880	(172,674)	—	302,815
Douglas J. Pferdehirt	191,156	88,833	(7,545)	—	552,081
Tore Halvorsen	21,252	21,252	(509,751)	—	865,820
Dianne B. Ralston	N/A	N/A	N/A	N/A	N/A

(1)	All of the executive officers’ contributions reported in the “Executive Contributions in Last Fiscal Year” column are included in salary and non-equity incentive plan compensation reported for the executive officers in the Summary Compensation Table.
(2)	All of the contributions made by us for the executive officers reported in the “Registrant Contributions in Last Fiscal Year” column are included in “All Other Compensation” for the executive officers in the Summary Compensation Table.
(3)	The total amount includes a contribution made on March 16, 2015 attributable to the 2014 plan year and excludes a contribution made on March 15, 2016 attributable to the 2015 plan year.
(4)	The portion of the “Aggregate Balance at Last Fiscal Year End” reported in the Summary Compensation Table appearing in our Proxy Statements for fiscal years prior to the year ended December 31, 2015 for the following NEOs were: Mr. Gremp, $548,487; Ms. Mannen, $109,766; Mr. Pferdehirt, $259,816, and Mr. Halvorsen, $348,414.

Potential Payments upon Termination

The compensation benefits payable to each of the NEOs in the event of a voluntary termination are the same as those available to all other salaried employees in those situations. Our NEOs receive additional compensation benefits either in the event of their death or disability, retirement or involuntary not-for-cause termination discussed in this section, or, alternatively, in the event of a change in control, discussed in the section “Potential Payments Upon Change in Control.” Termination payments and change in control payments are mutually exclusive and our NEOs are not entitled to receive both forms of payment.

Payments in the Event of Death, Disability or Retirement

In the event of the death or disability of an NEO during active employment with us, all outstanding equity awards vest on the first business day following death or disability. This same death or disability benefit exists for any of our employees who hold an unvested equity award at the time of their death or disability. In the event of an NEO’s retirement after reaching the age of 62, all outstanding equity awards are retained and vest in accordance with their pre-retirement normal vesting schedule. All outstanding equity awards are forfeited in the event of retirement prior to reaching the age of 62. As of December 31, 2015, Mr. Gremp had reached age 62. None of the other NEOs was age 62 as of December 31, 2015, so such officers’ equity awards would be forfeited in the event of retirement.

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The following table shows the value to each of the NEOs if death or disability had occurred on December 31, 2015.

Executive Benefits and Payments in the Event of Death or Disability on December 31, 2015

LONG-TERM INCENTIVE COMPENSATION ($)

Name	Performance- Based Restricted Stock(1)(2)	Stock Options/ SARs	RSUs Unvested and Accelerated(1)	Total
John T. Gremp	$11,372,471	—	$4,088,960	$15,461,431
Maryann T. Mannen	3,957,341	—	3,106,710	7,064,051
Douglas J. Pferdehirt	4,534,988	—	3,328,346	7,863,334
Tore Halvorsen	2,947,880	—	2,419,956	5,367,836
Dianne B. Ralston	604,655	—	2,048,048	2,652,703

(1)	A portion of the total value of the RSUs shown above, resulting from accelerated vesting upon death or disability on December 31, 2015, would have vested without accelerating on January 4, 2016, which is the awards’ normal vesting date, pursuant to the terms of those awards that were granted on February 21, 2013. The portion of the value is:

John T. Gremp	$4,933,615
Maryann T. Mannen	1,644,519
Douglas J. Pferdehirt	1,829,487
Tore Halvorsen	1,233,389
Dianne B. Ralston	—

(2)	Assumes performance units granted in 2015 are paid at target (1.0).

Payments Made in an Involuntary Termination

NEOs will receive payments pursuant to our executive severance plan described in “Compensation Discussion and Analysis—General Executive Severance Benefits” above in the event their employment is terminated by us for reasons other than cause or a change in control. This plan provides certain enhanced benefits in addition to those provided under our general severance plan for all non-union employees. These include:

•	a severance payment equal to 15 months of base pay and target annual non-equity incentive bonus;

•	pro-rated payment of target annual non-equity incentive plan compensation, subject to the actual attainment of performance goals, as approved, by the Compensation Committee;

•	continuing medical and dental benefits for the executive, his or her spouse and dependents for the severance period of 15 months at employee premiums;

•	outplacement assistance;

•	financial planning and tax preparation assistance for the last calendar year of employment; and

•	in the event of an involuntary termination, the treatment of an executive officer’s outstanding equity awards is at the discretion of our CEO and the Compensation Committee, is subject to the attainment of performance goals, if any, approved by the Compensation Committee for the executive’s compensation and is subject to Section 162(m) of the IRC.

Benefits under the executive severance plan are contingent upon continuing compliance by the terminated executive with non-disclosure, non-compete and non-solicitation covenants.

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The amounts shown in the table below are calculated using the assumption that an involuntary not-for-cause termination was effective as of December 31, 2015, and as a result are based on amounts earned through such time and are only estimates of amounts that would be paid out to the NEOs in the event of such a termination. The actual amounts that would be paid out if such a termination were to occur can only be determined at the time of such executive officer’s actual termination.

Executive Benefits and Payments for Involuntary Termination Occurring on December 31, 2015

	COMPENSATION			BENEFITS AND PERQUISITES
	Severance Payment	Pro-Rated Target Annual Non- Equity Incentive Compensation(1)	RSUs (Accelerated)	Medical and Dental Benefit (2)	Financial Planning and Personal Tax Assistance	Outplacement Services	TOTAL
John T. Gremp	$2,818,750	$616,605	—	$20,074	$22,801	$50,000	$3,528,230
Maryann T. Mannen	1,329,302	254,386	—	14,060	23,106	50,000	1,670,854
Douglas J. Pferdehirt	1,968,377	403,924	—	20,352	22,795	50,000	2,465,448
Tore Halvorsen	909,296	157,438	—	2,775	21,000	50,000	1,140,509
Dianne B. Ralston	1,203,125	190,953	—	6,699	22,800	50,000	1,473,577

(1)   Assumes a BPI rating of 0.34, as determined by the Board of Directors at its February 2016 meeting and an API rating of 1.0.

(2)   Assumes no change in the coverage by such NEO for medical and dental benefits.

In the event of an involuntary termination, the treatment of an executive officer’s outstanding equity awards is at the discretion of our CEO and the Compensation Committee. An executive officer may be permitted to retain all or a portion of these awards subject to their existing vesting schedule. For the valuation of these awards at December 31, 2015, see the Outstanding Equity Awards at Fiscal Year-End Table.

Potential Payments upon Change in Control

We have entered into executive severance agreements with each of our NEOs. Pursuant to these agreements, in the event of a qualifying change in control and a qualifying adverse change in employment circumstances, our NEOs will be entitled to the following benefits:

•	three times their annual base pay and three times the executive’s annual target non-equity incentive bonus except that Ms. Ralston would receive two times her annual base pay and two times her annual target non-equity incentive bonus;

•	a pro-rated payment equal to the amount of the executive’s annual target non-equity incentive bonus for the year the executive is terminated;

•	accrued but unpaid base pay and unused paid time off (“PTO”) pay;

•	elimination of ownership and retention guidelines;

•	awards granted under our Incentive Plan and other incentive arrangements adopted by us will be treated pursuant to the terms of the applicable plan;

•	three years of additional age and service credit for purposes of benefit determination in the U.S. Non-Qualified retirement plans or the Norwegian Pension Program;

•	health care, life, accidental death and dismemberment insurance and long-term disability insurance coverage for 18 months for the executive and the executive’s spouse and dependents, provided the executive continues to pay employee premiums for such insurance coverage then in effect, and we will make available for purchase by the executive continued health care, life and accidental death and dismemberment, and disability insurance coverage at the same coverage level as in effect as of the date of the change in control;

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•	reimbursement for the costs of all outplacement services obtained by the executive within 18 months of the termination date (limited to the lesser of 15% of the executive’s base pay on termination and $50,000); and

•	reimbursement for legal fees and other litigation costs incurred in good faith by an executive officer as a result of our refusal to provide severance benefits under the executive severance agreement, contesting the validity, enforceability or interpretation of the agreement or as a result of any conflict between the parties pertaining to the agreement.

The severance payment is required to be paid in a single lump sum payment no later than 30 days after the date of termination.

If an NEO’s employment is terminated due to a disability within 24 months after a change in control, the executive will receive base pay through the effective date of termination and any disability benefits payable to the executive under our short-term and long-term disability programs, but will not be entitled to the severance benefits under the executive severance agreement. The NEO’s disability benefits will be the same as are available to all other employees under our disability benefit plans.

If an NEO’s employment is terminated due to death subsequent to a change in control, the benefits paid to the executive’s estate will be determined under our retirement, survivor’s benefits, insurance and other programs, but the executive officer’s estate will not be entitled to severance benefits under the executive severance agreement.

If an NEO’s employment is terminated due to retirement subsequent to a change in control, the benefits paid to the executive will be determined under our retirement programs, but the executive officer will not be entitled to severance benefits under the executive severance agreement.

Executive officers are not obligated to seek other employment to mitigate the amounts payable under the executive severance agreements, and their subsequent re-employment will not impact our obligation to make the severance payments provided for under the executive severance agreements.

Executive officers receiving severance benefits under the executive severance agreements are not entitled to receive additional severance benefits under our general executive severance plan described under “Payments Made in an Involuntary Termination” and in “Compensation Discussion and Analysis—General Executive Severance Benefit.”

Under our executive severance agreements, our NEOs would be entitled to payments and other benefits upon the occurrence of any of the following “change in control” events, provided a “qualifying termination” occurs:

•	A “change in ownership” of the Company occurs on the date that any one person, or more than one person acting as a group (as described below), acquires ownership of our stock that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of our stock. However, if any one person or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of our stock, the acquisition of additional stock by the same person or persons is not considered to cause a change in ownership of the Company (or to cause a change in effective control of the Company). An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which we acquire our stock in exchange for property will be treated as an acquisition of stock. This applies only when there is a transfer of our stock (or issuance of our stock) and our stock remains outstanding after the transaction.

•	Persons are not considered to be “persons acting as a group” solely because they either (i) purchase or own stock of the same corporation at the same time, or as a result of the same public offering, or (ii) purchase assets of the same corporation at the same time. However, persons are considered to be acting as a group if they are owners of a corporation that enters

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into a merger, consolidation, purchase or acquisition of stock or assets, or similar business transaction with the Company. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock or assets, or similar transaction, such stockholder is considered to be acting as a group with other stockholders in a corporation only with respect to the ownership in that corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

• A “change in effective control” of the Company occurs on the date that either (i) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of our stock possessing 30% or more of the total voting power of our stock; or (ii) a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

A change in effective control will have occurred only if the NEO is employed by us upon the date of the change in effective control or we are liable for the payment of the benefits hereunder and no other corporation is a majority stockholder of the Company. Further, in the absence of an event described in (i) or (ii) of the preceding paragraph, a change in effective control of the Company will not have occurred.

If any one person, or more than one person acting as a group, is considered to effectively control us, the acquisition of additional control of the Company by the same person or persons is not considered to cause a change in effective control of the Company (or to cause a change in ownership of the Company).

•	A “change in ownership of a substantial portion of the assets” of the Company occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from us that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of our assets immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of our assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

A “qualifying termination” includes (a) an involuntary termination of the NEO’s employment by us for reasons other than “cause,” disability or death within 24 months of the change in control, (b) a voluntary termination by the NEO for “good reason” within 24 months of the change in control or (c) a breach by us or any successor of any provision in the executive severance agreement.

Under the executive severance agreements, an NEO will be considered terminated for “cause” for:

•	willful and continued failure to substantially perform the executive officer’s employment duties in any material respect (other than any such failure resulting from physical or mental incapacity or occurring after an executive officer has provided notification to us of a voluntary termination for a “good reason”) after proper written demand has been provided to the executive officer and the executive officer fails to resume substantial performance of the executive officer’s duties on a continuous basis within 30 days of receipt of such demand;

•	willfully engaging in conduct which is demonstrably and materially injurious to us or an affiliate; or

•	conviction for, or pleading guilty or not contesting, a felony charge under federal or state law.

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A NEO’s voluntary termination will be considered to be for “good reason” for purposes of the executive severance agreements if, without the executive’s express written consent, any one or more of the following events occurs:

•	assignment to duties materially inconsistent with the executive officer’s authorities, duties, responsibilities and status (including, without limitation, offices, titles and reporting requirements) as our employee (including, without limitation, any material adverse change in duties or status as a result of our stock ceasing to be publicly traded or of us becoming a subsidiary of another entity, or any material adverse change in the executive’s reporting relationship, such as the chairman or chief executive officer ceasing to report to the Board of Directors of a publicly traded company), or a reduction or alteration in the nature or status of the executive’s authorities, duties or responsibilities from the greatest of those in effect: (i) on the effective date of the executive severance agreement; (ii) during the fiscal year immediately preceding the year of the change in control; and (iii) on the date immediately preceding the change in control;

•	requiring the executive officer to be based at a location which is at least 100 miles further from the executive’s then current primary residence than is such residence from the office where the executive is located at the time of the change in control, except for required travel on our business to an extent substantially consistent with the executive officer’s business obligations as of the effective date of such executive’s executive severance agreement or as the same may have been subsequently changed prior to a change in control;

•	a material reduction of the executive officer’s base pay as in effect on the effective date of the executive severance agreement or as the same may have been subsequently increased;

•	a material reduction in the executive officer’s level of participation in any of our short-term and/or long-term incentive compensation plans, employee benefit or retirement plans, policies, practices, or arrangements in which the executive officer participates from the greatest of the levels in place: (i) on the effective date of the executive severance agreement; (ii) during the fiscal year immediately preceding the fiscal year of the change in control; and (iii) on the date immediately preceding the date of the change in control;

•	our failure to obtain a satisfactory agreement from any successor to assume our obligations under the executive severance agreement; or

•	any termination of the executive officer’s employment that is not effected pursuant to a written notice of termination satisfying the requirements for such a notice under the executive severance agreement.

The existence of “good reason” for a voluntary termination is not affected by an executive officer’s temporary incapacity due to physical or mental illness not constituting a disability. The executive officer’s continued employment does not constitute a waiver of the executive’s rights with respect to any circumstance constituting “good reason.”

The amounts shown in the table below are calculated using the assumption that a change in control and qualifying termination was effective under the executive severance agreements as of December 31, 2015, and as a result are based on amounts earned through such time and are only estimates of the amounts that would be paid out to the NEOs in the event of such a termination. The actual amounts that would be paid out if such a termination were to occur can only be determined at the time of such executive officer’s actual termination. Following a change in control, if an NEO is terminated either: (a) by us for “cause,” or (b) by the executive officer (other than for “good reason” or other circumstances that constitute a “qualifying

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termination”), the benefit under the executive’s executive severance agreement will not apply, and we will pay the executive an amount equal to the executive’s accrued and unpaid base pay, unused PTO and any other amounts the executive is entitled to receive under pension and other benefit plans.

Executive Benefits and Payments for Change in Control Termination Occurring on December 31, 2015

	John T. Gremp	Maryann T. Mannen	Douglas J. Pferdehirt	Tore Halvorsen	Dianne B. Ralston(1)
Compensation
Base Pay Multiple	$3,075,000	$1,679,118	$2,249,574	$1,247,035	$1,100,000
Annual Non-Equity Incentive Compensation	3,690,000	1,511,206	2,474,531	935,276	825,000
Pro-Rated Annual Target Non-Equity Incentive
Compensation	1,221,000	503,735	824,844	311,759	378,125
Long-Term Incentive Compensation
Performance-Based RSUs	11,372,471	3,957,341	4,534,988	2,947,880	604,655
Stock Options / SARs Unvested and Accelerated	—	—	—	—	—
RSUs Unvested and Accelerated(2)	4,088,960	3,106,710	3,328,346	2,419,956	2,048,048
Benefits and Perquisites
Service Credit for the U.S. Non-Qualified Pension Plan(3)	1,057,095	1,603,445	—	322,097	10,133
Medical, Dental, Life Insurance and Disability Benefits(4)	30,428	19,148	27,768	4,032	9,001
Outplacement Services	50,000	50,000	50,000	50,000	50,000
IRC 280G Tax Gross-up	N/A	N/A	N/A	N/A	N/A
Total	$24,584,954	$12,430,703	$13,490,051	$8,238,035	$5,024,962

(1)	For 2015, upon a qualifying change in control and a qualifying adverse change in employment circumstances, Ms. Ralston would have received all of the benefits mentioned above except that she would have received two times her annual base pay and two times her annual target non-equity incentive bonus.

(2)	A portion of the total value of the RSUs shown above, resulting from accelerated vesting upon a change in control taking place on December 31, 2015 would have vested without accelerating on January 4, 2016, the awards’ normal vesting date, pursuant to the terms of those awards that were granted on February 21, 2013. The portion of the value is:

John T. Gremp	$4,933,615
Maryann T. Mannen	1,644,519
Douglas J. Pferdehirt	1,829,487
Tore Halvorsen	1,233,389
Dianne B. Ralston	N/A

(3)	The amount representing the value of additional years of age and service credit for the U.S. Non-Qualified Pension Plan is based on the assumptions of a lump sum payment calculated as the present value of benefits immediately payable on December 31, 2015, reduced by the U.S. Non-Qualified Pension Plan’s early retirement factor using the NEO’s age at December 31, 2015, plus the three years of additional credited service granted under the change in control agreement. For Mr. Pferdehirt and Ms. Ralston, the amount represents an additional three years and two years of vesting service credit, respectively, for the U.S. Non-Qualified Savings Plan. For Mr. Halvorsen, the amount represents an additional three years of service in the Norwegian Pension Program and the Norwegian Supplementary Program.

(4)	Assumes no change in the current premium cost paid for such NEO’s medical, dental, life insurance and disability benefits.

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AUDIT COMMITTEE REPORT

Management is responsible for the preparation of our financial statements and our financial reporting processes, including the systems of internal controls and disclosure controls and procedures. KPMG, our independent registered public accounting firm, is responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee of the Board of Directors has:

•	Reviewed and discussed with management and KPMG the audited financial statements for the year ended December 31, 2015, and KPMG’s evaluation of our internal control over financial reporting;

•	Discussed with KPMG the matters that are required to be discussed by the Public Company Accounting Oversight Board’s (the “PCAOB”) Auditing Standard No. 16; and

•	Received the written disclosures from KPMG required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence and discussed with KPMG its independence from the Company.

In reliance upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2015.

Submitted by the Audit Committee of the Board of Directors:

C. Maury Devine, Chair
Eleazar de Carvalho Filho
Claire S. Farley
Thomas M. Hamilton
Peter Oosterveer
Kay G. Priestly
James M. Ringler

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RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2016 (PROPOSAL 2)

What am I voting on?

You are voting on a proposal to ratify the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2016. The Audit Committee has appointed KPMG to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

What services does the independent registered public accounting firm provide?

Audit services of KPMG for fiscal year 2015 included an audit of our consolidated financial statements, an audit of the effectiveness of our internal control over financial reporting and services related to periodic filings made with the SEC. Additionally, KPMG provided certain other services as described in the response to the next question. In connection with the audit of the 2015 financial statements, we entered into an engagement agreement with KPMG that sets forth the terms by which KPMG performs audit services for us. That agreement is subject to alternative dispute resolution procedures.

How much was the independent registered public accounting firm paid for 2015 and 2014?

Set forth below is summary information with respect to KPMG’s fees for services provided in 2015 and 2014.

Type of Fees	2015	2014
	(in millions)
Audit Fees	$5.74	$6.15
Audit-Related Fees	0	0.10
Tax Fees	0.08	0.27
Other Fees	0	0
Total	$5.82	$6.52

“Audit Fees” includes fees for audit services, which relate to the annual integrated audit of our consolidated financial statements, foreign statutory audits and reviews of interim financial statements in our Quarterly Reports on Form 10-Q. “Audit-Related Fees” includes fees for audit-related services, which primarily consisted of consultation on financial reporting standards. “Tax Fees” includes fees for tax services, consisting of tax compliance services and tax planning and consultation with respect to various corporate tax matters. “Other Fees” includes fees for other services, including fees for services of expatriates and miscellaneous services.

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee. The Audit Committee’s practice is to consider for approval, at its regularly scheduled meetings, all audit and non-audit services proposed to be provided by our independent registered public accounting firm. The Audit Committee reviews all relationships between our independent registered public accounting firm and us that may relate to the independent registered public accounting firm’s independence.

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The Audit Committee considered the effect of KPMG’s non-audit services in assessing KPMG’s independence and concluded that the provision of such services by KPMG was compatible with the maintenance of KPMG’s independence in the conduct of its auditing functions. The fees for all of the services summarized above not constituting Audit Fees were pre-approved by the Audit Committee in 2015 and 2014.

Will a representative of KPMG LLP be present at the meeting?

Yes, we have been advised that one or more representatives of KPMG will be present at the meeting. The representatives will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions from stockholders.

What vote is required to approve this proposal?

Approval of this proposal requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal. Although ratification is not required by our By-Laws or otherwise, the Board is submitting the appointment of KPMG to our stockholders for ratification as a matter of good corporate practice. If the appointment of KPMG is not ratified, the Audit Committee will reconsider whether it is appropriate to select another independent registered public accounting firm.

What does the Board recommend?

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2016.

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ADVISORY VOTE TO APPROVE OUR 2015 EXECUTIVE COMPENSATION (PROPOSAL 3)

What am I voting on?

Pursuant to Section 14A of the Exchange Act, we are asking you to cast a non-binding, advisory vote to approve our executive compensation awarded in 2015 as described below. Although the Dodd-Frank Act and related SEC regulations require that we seek a non-binding advisory vote from our stockholders to approve the compensation awarded to our NEOs during 2015, we also believe that it is appropriate to seek the views of stockholders on the design and effectiveness of our executive compensation program, and we value your opinion. Based on the stockholder advisory vote on the frequency of an advisory vote on executive compensation that took place at our 2011 Annual Meeting, the Board determined to hold the vote on executive compensation annually until the next stockholder vote on the frequency of such advisory vote. Thus, our stockholder advisory vote to approve executive compensation currently takes place annually.

Our goal for executive compensation is to attract, motivate and retain a talented and creative team of executives who will provide leadership for our success in competitive markets. We seek to accomplish this goal in a way that both rewards performance and at the same time is aligned with our stockholders’ long-term interests. We believe that our executive compensation program, which emphasizes long-term equity awards, satisfies this goal and is strongly aligned with the long-term interests of our stockholders. Due to the 97.1% vote in favor of our executive compensation program at our 2015 Annual Meeting of Stockholders, we believe that our stockholders view our executive compensation program as robust and effective in achieving our objectives.

Our commitment to our compensation philosophy and programs, however, requires us to monitor and review developments in executive compensation to ensure alignment between the interests of our senior executives and stockholders. As disclosed in March 2015, our Compensation Committee modified an element of our performance-based RSUs. While these awards will continue to be tied to the achievement of performance targets relative to the performance of certain peer companies, the relevant peer group for awards granted in 2015 is our OSX peers. Prior to 2015, the achievement of applicable performance targets was measured relative to the performance of our Industry Peer Group at the time an award was granted. The Compensation Committee chose the OSX because it is a published industry index comprising competitor companies.

What are some of Our Executive Compensation Program Highlights?

The Compensation Discussion and Analysis of this Proxy Statement describes in detail our executive compensation program and decisions made by our Compensation Committee in 2015. Highlights of the program include the following:

•	Total compensation (base pay, non-equity incentive and long-term incentive in the form of equity) is annually compared to pay practices at the Industry Peer Group companies. The results of the annual survey are reviewed by the Compensation Committee. For 2015, total compensation for our NEOs was generally at or below median levels identified in the survey.

•	The named executives receive regular long-term equity awards in the form of RSUs approximately every year and no shares vest prior to the end of a three-year vesting period. The RSUs constitute a significant portion of each named executive’s total compensation opportunity. We believe these awards ensure that a significant portion of the officers’ compensation is tied to long-term stock value.

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•	We review perquisite policies on an annual basis against our Industry Peer Group, and we believe that our perquisites are reasonable relative to our Industry Peer Group.

•	None of the NEOs has an individual employment agreement and all are expected to demonstrate exceptional personal performance in order to continue serving as a member of the executive team.

•	As of February 26, 2016, the NEOs, as a group, held shares of restricted and unrestricted company stock valued in excess of $38.2 million, which significantly aligns their interest with our stockholders’ interests.

We believe our executive compensation program serves us and our stockholders by helping us (1) attract, motivate and retain an exceptionally talented team of executives who deliver superior operational performance and provide leadership for delivering technological innovation in a dynamic and competitive market and (2) reward executives for financial and operational achievements that align with stockholder interests and enhance stockholder long-term value.

What vote is required to approve this proposal?

Approval of this proposal requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal.

While this vote is required by law, it will neither be binding on us or our Board, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, us or our Board. However, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders and will continue to consider the outcome of the vote when making future executive compensation decisions.

What does the Board recommend?

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF OUR 2015 EXECUTIVE COMPENSATION.

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TRANSACTIONS WITH RELATED PERSONS

We have, and strictly follow, formal written policies and procedures for identifying potential related person transactions and ensuring those policies are reviewed by the Board of Directors and the Audit Committee. Related person transactions must be reviewed and approved by the Board, which will approve the transaction only if it determines that the transaction is in, or is not inconsistent with, our interests. In evaluating the transaction, the Board will consider all relevant factors, including, as applicable, (1) the benefit to us in entering into the transaction; (2) the alternatives to entering into a related person transaction; and (3) whether the transaction is on terms comparable to those available to third parties. If a director is involved in the transaction, he or she will be recused from all discussions and decisions about the transaction. The transaction must be approved in advance of its consummation. The Board will periodically monitor the transaction to ensure that there are no changed circumstances that would render it advisable for us to amend or terminate the transaction and will review the transaction annually to determine whether it continues to be in our interests.

We subject the following “related persons” to our procedures:

(a)	any director or executive officer of FMC Technologies;

(b)	any nominee for director;

(c)	any immediate family member of a director or executive officer of FMC Technologies or any nominee for director, with immediate family member including any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law and any person (other than a tenant or an employee) sharing the household of a director or executive officer or a nominee for director;

(d)	any beneficial owner (other than a financial or investment institution) of more than 5% of our Common Stock; or

(e)	any immediate family member of such a beneficial holder.

Other than the formation of our Forsys Subsea joint venture with Technip S.A., in 2015, we were not a participant in any transaction or series of related transactions in which any “related person” had or will have a direct or indirect material interest and in which the amount involved exceeded $120,000. As noted in “Corporate Governance—Director Independence”, Ms. Devine, who is the lead independent director of Technip S.A., recused herself from our Board’s deliberations, negotiation and approval of the Forsys Subsea joint venture. In addition, our Nominating and Governance Committee conducted a review of Ms. Devine’s independence as it relates to the Forsys Subsea joint venture and recommended to the Board that her service as a director on Technip S.A.’s Board of Directors is not deemed material to her independence.

Our Code of Conduct provides that each of our employees and directors is expected to avoid engaging in activities that conflict with, or have the appearance of conflicting with, the best interests of us and our stockholders. These requirements also extend to immediate family members of employees and directors.

Our Code of Conduct requires disclosure of personal activities or interests of any one of our employees or directors, or of any immediate family member or other person with which such person may have a substantial business relationship, that could negatively influence, or which could have the appearance of negatively influencing, the judgment of such employee or director, or the decisions or actions of such employee or director. Such activities must be disclosed to an employee’s supervisor or local human resources director or reported to our ethics hotline. Reports regarding a “related person” made to an ethics reporting resource other than a member of the Board of Directors will be reported to the Board of Directors, or a committee of the Board of Directors, which will have the responsibility for determining if there is a conflict of interest and, if so, how to resolve it without compromising the best interests of us and our stockholders.

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In certain limited cases, activities giving rise to a potential “related person” conflict of interest may be permitted if the Board of Directors or a committee of the Board determines, in its reasonable judgment, that such potential conflict of interest is not likely to be harmful to the best interests of us and our stockholders.

Our Code of Conduct also prohibits any employee or director from taking for themselves personally (including for the benefit of family members or friends) business opportunities that are discovered through the use of our property, information or position without the consent of the Board of Directors or a committee of the Board. No employee or director may use corporate property, information or position for improper personal gain, and may not compete with us, directly or indirectly.

Our Code of Conduct may be reviewed on our website at www.fmctechnologies.com under the heading “About Us > Sustainability > Ethics.” A waiver of the Code of Conduct for any officer or director may only be made by the Board of Directors, or a committee appointed by the Board, and will be promptly disclosed to the extent required by law, including the rules and regulations of the SEC and the NYSE.

As discussed in “Corporate Governance—Director Independence,” in addition to our Code of Conduct review, the Nominating and Governance Committee periodically reviews all commercial business relationships that exist between us and companies with which our directors are affiliated in order to determine if non-employee members of the Board are independent under the rules of the NYSE.

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SECURITY OWNERSHIP OF OUR MANAGEMENT AND
HOLDERS OF MORE THAN 5% OF
OUTSTANDING SHARES OF COMMON STOCK

The following table shows, as of February 26, 2016, the number of shares of our Common Stock beneficially owned by each of our directors, director nominees, NEOs whose compensation is reported in the Summary Compensation Table and all directors and executive officers as a group. No director or executive officer named in the Summary Compensation Table beneficially owns more than 1% of our Common Stock, as designated in the “Percent of Class” column, in the table below.

	Beneficial Ownership on February 26, 2016
Name	Common Stock of FMC Technologies	Percent of Class(1)
Mike R. Bowlin(2)	153,962	*
Clarence P. Cazalot, Jr.(2)	6,587	*
Eleazar de Carvalho Filho(2)	17,490	*
C. Maury Devine(2)	71,222	*
Claire S. Farley(2)	40,397	*
John T. Gremp(3)	287,217	*
Tore Halvorsen(3)	119,204	*
Thomas M. Hamilton(2)	169,640	*
Maryann T. Mannen(3)	145,410	*
Peter Mellbye(2)	7,021	*
Joseph H. Netherland(2)	140,718	*
Peter Oosterveer(2)	1,606	*
Richard A. Pattarozzi(2)	114,276	*
Douglas J. Pferdehirt(3)	139,701	*
Kay G. Priestly(2)	0	*
Dianne B. Ralston(3)	14,435	*
James M. Ringler(2)	153,962	*
All directors and executive officers as a group (23 persons)(2)(3)	1,952,997	*

*	Less than 1%

(1)	Percentages are calculated on 226,842,151 shares of FMC Technologies, Inc. Common Stock, which represents the number of shares outstanding on February 26, 2016.

(2)	Includes shares owned by the individual and RSUs credited to individual accounts of non-employee directors under the Incentive Plan (see “Director Compensation”). As of February 26, 2016, the number of RSUs credited to non-employee directors under the Incentive Plan were as follows: Mr. Bowlin 141,646; Mr. Cazalot 2,160; Mr. de Carvalho Filho 10,537; Ms. Devine 61,289; Ms. Farley 40,397; Mr. Hamilton 157,640; Mr. Mellbye 7,021; Mr. Netherland 32,025; Mr. Oosterveer 1,606; Mr. Pattarozzi 114,276; Ms. Priestly 0; and Mr. Ringler 136,157. These directors have no power to vote or dispose of shares underlying the RSUs until they are distributed upon the cessation of their service on the Board of Directors. Until such distribution, these directors have an unsecured claim against us for such units.

(3)	Includes: (i) shares owned by the individual; (ii) shares held by the FMC Technologies, Inc. Savings and Investment Plan for the account of the individual and the FMC Technologies, Inc. Non-Qualified Savings and Investment Plan for the benefit of the individual; and (iii) shares subject to options that are exercisable within 60 days of February 26, 2016 and RSUs that will vest within 60 days of February 26, 2016. The shares included in item (iii) amount to 0 shares for each of Mr. Gremp, Ms. Mannen, Mr. Pferdehirt, Mr. Halvorsen and Ms. Ralston and 0 shares for all directors and executive officers as a group.

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The following table sets forth beneficial ownership information about persons or groups that own or have the right to acquire more than 5% of our Common Stock, based on information contained in Schedules 13G filed with the SEC:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
The Vanguard Group, Inc.
100 Vanguard Boulevard	20,289,229 shares(2)	8.94%
Malvern, Pennsylvania 19355
BlackRock, Inc.
55 East 52nd Street	14,395,495 shares(3)	6.35%
New York, New York 10055
Sands Capital Management, LLC
1101 Wilson Blvd., Suite 2300	13,903,990 shares(4)	6.13%
Arlington, VA 22209
First Eagle Investment Management, LLC
1345 Avenue of the Americas	12,117,632 shares(5)	5.34%
New York, NY 10105
State Street Corporation
One Lincoln Street	12,696,279 shares(6)	5.60%
Boston, Massachusetts 02111

(1)	The calculation of percentage of ownership of each listed beneficial owner is based on 226,842,151 shares of FMC Technologies, Inc. Common Stock, which represents the number of shares outstanding on February 26, 2016.

(2)	Based on a Schedule 13G/A filed with the SEC on February 10, 2016. The Schedule 13G/A reports that The Vanguard Group has sole voting power over 430,968 shares, sole dispositive power over 19,831,290 shares and shared dispositive power over 457,939 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 356,339 shares of the Common Stock outstanding of the Company as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 176,229 shares of the Common Stock outstanding of the Company as a result of its serving as investment manager of Australian investment offerings.

(3)	Based on a Schedule 13G/A filed with the SEC on February 10, 2016. The Schedule 13G/A reports that BlackRock, Inc. has sole voting power over 12,978,076 shares and sole dispositive power over 14,395,495 shares.

(4)	Based on a Schedule 13G/A filed with the SEC on February 16, 2016. The Schedule 13G/A reports that Sands Capital Management, LLC has sole voting power over 10,808,692 shares and sole dispositive power over 13,903,990 shares.

(5)	Based on a Schedule 13G filed with the SEC on February 5, 2016. The Schedule 13G reports that First Eagle Investment Management, LLC (“FEIM”) has sole voting power over 11,739,191 shares and sole dispositive power over 12,117,632 shares. FEIM, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is deemed to be the beneficial owner of 12,117,632 shares of the common stock believed to be outstanding as a result of acting as investment adviser to various clients. Clients of FEIM have the right to receive and the ultimate power to direct the receipt of dividends from, or the proceeds of the sale of, such securities.

(6)	Based on a Schedule 13G filed with the SEC on February 12, 2016. The Schedule 13G reports that State Street Corporation and its direct or indirect subsidiaries has shared voting power over 12,696,279 shares and shared dispositive power over 12,696,279 shares.

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SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than 10% of our Common Stock, to file reports of ownership and changes in ownership with the SEC and to furnish us with copies of all such reports. Based solely upon a review of the forms filed and written representations provided by executive officers and directors to us, we believe that all Section 16(a) reporting requirements were satisfied during 2015 on a timely basis, with the exception of an inadvertent late filing on Form 4 for Ms. Mannen related to a transfer of stock.

PROPOSALS FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS

If a stockholder wishes to submit a proposal for possible inclusion in our 2017 Proxy Statement and form of proxy for our 2017 Annual Meeting of Stockholders, the notice must be in proper form, comply with Rule 14a-8 of the Securities Exchange Act of 1934, as amended, and be received no later than December 8, 2016, at our principal executive offices, 5875 N. Sam Houston Parkway W., Houston, Texas 77086, Attention: Corporate Secretary.

If a stockholder wishes to submit a proposal at our 2017 Annual Meeting of Stockholders other than for inclusion in our 2017 Proxy Statement and form of proxy, our By-Laws require the stockholder to deliver written notice thereof, setting forth the information specified in our By-Laws, to the Corporate Secretary at our principal executive offices no earlier than January 7, 2017 and no later than February 6, 2017; provided, however, that the subject of the proposal must otherwise be a proper matter for stockholder action. In the event that the date of the annual meeting is more than 30 days before or more than 60 days after May 6, 2016, however, a stockholder must deliver notice no earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (a) the 90th day prior to such annual meeting or (b) the 10th day following the day on which we first make public announcement of the date of such meeting. A copy of our By-Laws may be obtained by writing to 5875 N. Sam Houston Parkway W., Houston, Texas 77086, Attention: Corporate Secretary.

STOCKHOLDERS SHARING AN ADDRESS

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of Proxy Materials will receive only one copy of our Proxy Materials, unless one or more of the stockholders at that address notifies us that they wish to continue receiving individual copies. We believe this procedure provides greater convenience to our stockholders and saves money by reducing our printing and mailing costs and fees.

If you do not wish to participate in householding in the future and prefer to receive separate copies of the Proxy Materials, please contact Broadridge by calling toll-free at 800-542-1061, or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you are currently receiving multiple copies of our Proxy Materials and wish to receive only one copy for your household, please contact Broadridge at the same telephone number and address listed above.

A number of brokerage firms have instituted householding. If you hold your shares in street name, please contact your broker, bank, trust or other holder of record to request information about householding.

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EXPENSES RELATING TO THIS PROXY SOLICITATION

We will pay all expenses relating to this proxy solicitation. In addition to this solicitation by mail, our officers, directors and employees may solicit proxies by mail, telephone, facsimile, electronic means, in person or otherwise, without extra compensation for that activity. In accordance with the rules of the SEC and the NYSE, we will also reimburse banks, brokers and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses in forwarding proxy material to beneficial owners of our Common Stock and obtaining the proxies of those owners. We have retained Morrow & Co., LLC, 470 West Ave., Stamford, CT 06902 to assist in the solicitation of proxies. We will pay the cost of such assistance, which is estimated to be $9,500, plus reimbursement for out-of-pocket fees and expenses. In addition, we have retained Broadridge to aid in the distribution of our Proxy Materials and to provide voting and tabulation services for the Annual Meeting. For these services, we will pay Broadridge a fee of approximately $10,000 and reimburse it for out-of-pocket fees and expenses.

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FMC Technologies, Inc.

FMC Technologies, Inc. 5875 N. Sam Houston Parkway W. Houston, Texas 77086	Notice of Annual Meeting of Stockholders May 6, 2016 and Proxy Statement

FMC Technologies, Inc.

FMC TECHNOLOGIES, INC. 5875 N. SAM HOUSTON PKWY. W. HOUSTON, TX 77086

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 5, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by FMC Technologies, Inc. in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 5, 2016. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E03308-P77007	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FMC TECHNOLOGIES, INC.

The Board of Directors recommends you vote FOR
Items 1, 2 and 3:

1.	Election of Directors

Nominees:

	To be elected for a one-year term:		For	Against	Abstain			For	Against	Abstain

	1a.	Clarence P. Cazalot, Jr.	☐	☐	☐		1h. Joseph H. Netherland	☐	☐	☐

	1b.	Eleazar de Carvalho Filho	☐	☐	☐		1i. Peter Oosterveer	☐	☐	☐

	1c.	C. Maury Devine	☐	☐	☐		1j. Richard A. Pattarozzi	☐	☐	☐

	1d.	Claire S. Farley	☐	☐	☐		1k. Kay G. Priestly	☐	☐	☐

	1e.	John T. Gremp	☐	☐	☐		1l. James M. Ringler	☐	☐	☐

	1f.	Thomas M. Hamilton	☐	☐	☐	2.	Ratify the appointment of KPMG LLP as the independent registered public accounting firm for 2016.	☐	☐	☐

	1g.	Peter Mellbye	☐	☐	☐	3.	Advisory approval of 2015 executive compensation.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.					☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please indicate if you plan to attend this meeting.			☐	☐

			Yes	No

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

FMC TECHNOLOGIES, INC.
ANNUAL MEETING OF STOCKHOLDERS
MAY 6, 2016, 11:00 A.M. CENTRAL TIME

ADMISSION TICKET

You must present this admission ticket in order to gain admittance to the meeting. This ticket admits only the share owner(s) listed on the reverse side and is not transferable. If these shares are held in the name of a broker, trust, bank or other nominee, you should bring a proxy or letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E03309-P77007

Proxy	FMC TECHNOLOGIES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John T. Gremp, Maryann T. Mannen and Dianne B. Ralston, and each of them, proxies for the undersigned, with full power of substitution, to vote in the manner indicated on the reverse side, and with discretionary authority as to any other matters that may properly come before the meeting, all shares of common stock of FMC Technologies, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders of FMC Technologies, Inc. to be held on May 6, 2016, at The Four Seasons Hotel, 1300 Lamar Street, Houston, Texas 77010 at 11:00 a.m. Central Time, and any adjournment or postponement thereof. The matters to be voted upon are set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement.

THE UNDERSIGNED HEREBY REVOKES ANY PROXY HERETOFORE GIVEN AND ACKNOWLEDGES RECEIPT OF THE NOTICE AND PROXY STATEMENT FOR THE ANNUAL MEETING.

If no direction is made, this proxy will be voted FOR Item 1, FOR Item 2 and FOR Item 3.

FIDELITY MANAGEMENT TRUST COMPANY, Trustee:

You are instructed to vote in the manner indicated on the reverse side, and with discretionary authority as to any other matters that may properly come before the meeting, all shares of common stock represented by participant’s interest in the FMC Technologies, Inc. Stock Fund of the FMC Technologies, Inc. Savings and Investment Plan.

Unless otherwise instructed prior to May 3, 2016, the Trustee WILL VOTE these shares in the same proportion as the number of shares for which the Trustee has received voting instructions.

BANCO POPULAR DE PUERTO RICO, Trustee:

You are instructed to vote in the manner indicated on the reverse side, and with discretionary authority as to any other matters that may properly come before the meeting, all shares of common stock represented by participant’s interest in the FMC Technologies, Inc. Stock Fund of the FMC Puerto Rico Savings and Investment Plan.

Unless otherwise instructed prior to May 3, 2016, the Trustee WILL VOTE these shares FOR Item 1, FOR Item 2 and FOR Item 3.

NOT VALID UNLESS DATED AND SIGNED ON REVERSE SIDE

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Item 1, FOR Item 2 and FOR Item 3.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side